                         UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF NEW JERSEY


___________________________________________
                                           )
In the Matter of:                          )
                                           )
                                           )   (Hon. Judith H. Wizmur)
CAPITAL GAMING INTERNATIONAL,              )
INC., a New Jersey corporation,            )   Chapter 11
                                           )   Case No. 96-19829 (JHW)
                 Debtor and                )
                 Debtor-in-Possession.     )
                                           )
___________________________________________


                            DISCLOSURE STATEMENT FOR
                           DEBTOR'S FIRST AMENDED PLAN
                                OF REORGANIZATION

                                February 6, 1997

WILLKIE FARR & GALLAGHER
One Citicorp Center
153 East 53rd Street
New York, New York 10022-4669
(212) 821-8000
Co-Counsel for Debtor-in-Possession
BNS-1945

CRUMMY, DEL DEO, DOLAN,
GRIFFINGER & VECCHIONE
A Professional Corporation
One Riverfront Plaza
Newark, New Jersey 07102-5497
(201) 596-4500
Co-Counsel for Debtor-in-Possession
FV-6343

                                TABLE OF CONTENTS

                                                                            Page



ARTICLE I. PRELIMINARY STATEMENT..............................................1


ARTICLE II. SUMMARY OF DISTRIBUTIONS UNDER THE PLAN...........................3


ARTICLE III. GENERAL BACKGROUND...............................................6
     3.1.  Introduction.......................................................6
     3.2.  Executive Offices; Financial Information...........................6
     3.3.  Capital Structure of the Debtor....................................6
     3.4.  Description of the Debtor's Business...............................6
            Historical Information............................................6
            Native American Gaming Operations.................................7
            Native American Gaming Law and Regulation.........................9
            Riverboat Gaming.................................................10
     3.5.  Events Leading to the Debtor's Chapter 11.........................10
     3.6.  Commencement of the Chapter 11 Case...............................11


ARTICLE IV. CHAPTER 11 PROCEEDINGS...........................................11
     4.1.  Appointment of Creditors' Committee...............................11
     4.2.  Retention of Professionals........................................12
     4.3.  Major Developments................................................12
            Cash Collateral..................................................12
            Exclusivity Periods..............................................12
            Transfer Motion..................................................12
     4.4.  Plan Negotiations.................................................12
     4.5.  Review of Claims..................................................13
     4.6.  Preference and Other Avoidance Actions............................13


ARTICLE V. PLAN OF REORGANIZATION............................................14
     5.1.  Classification And Treatment Of Claims And Interests..............14
            Class 1 -- Nontax Priority Claims................................14
            Class 2 -- Noteholder Secured Claims.............................14
            Class 3 -- Secured Claims........................................14
            Class 4 -- General Unsecured Claims..............................15
            Class 5 -- Old Common Stock......................................15
            Class 6 -- Old Options...........................................15















                                     (i)

     5.2.  Other Terms of the Plan...........................................15
            Effective Date...................................................15
            Surrender of Notes and Other Securities..........................15
            Filing Claims....................................................16
            Executory Contracts..............................................17
            Unclaimed Distributions Under the Plan...........................17
            Rounding........................................................ 17
            Conditions Precedent to Confirmation and Effective Date
            of Plan..........................................................17
            Miscellaneous Provisions of the Plan.............................18
     5.3.  Financing Arrangements............................................20
     5.4.  Methodology Used By Debtor In Arriving At Certain
           Assumed Values....................................................20
            Enterprise Value and Reorganization Equity Value.................20


ARTICLE VI. BOARD OF DIRECTORS AND MANAGEMENT OF THE REORGANIZED DEBTOR......24
     6.1.  Post-Confirmation Management......................................24
     6.2.  Management Incentive Programs.....................................26
     6.3.  Employment Agreements.............................................26


ARTICLE VII. ALTERNATIVES TO THE PLAN........................................27
     7.1.  Liquidation as an Alternative.....................................28
     7.2.  Best Interests Of Unsecured Creditors And Shareholders............28


ARTICLE VIII. CONFIRMATION AND CONSUMMATION PROCEDURES.......................29
         Creditors Entitled To Vote..........................................29
     8.2.  General Voting Instructions.......................................30
     8.3.  Soliciting For Votes..............................................31
     8.4.  Acceptance........................................................31
     8.5.  Non Acceptance And "Cramdown".....................................31
     8.6.  Confirmation Of The Plan..........................................31
     8.7.  Confirmation Hearing..............................................32


ARTICLE IX. FEDERAL TAX CONSEQUENCES.........................................33
     9.1.  Federal Income Tax Consequences to the Debtor.....................34
             Utilization by the Debtor of Existing Tax Attributes............34
             Alternative Minimum Tax.........................................35
     9.2.  Federal Income Tax Consequences to Creditors......................36
             Generally.......................................................36
             Creditors Who Receive Solely Cash...............................36
             Creditors Who Receive Cash and Stock............................36
             Receipt of Interest.............................................38
     9.3.  Federal Income Tax Consequences to Holders of Common Stock........38














                                      (ii)

     9.4.  Federal Income Tax Consequences of Owning New Secured Notes.......38
             Original Issues Discount........................................38
             Market Discount.................................................38
             Disposition of New Secured Notes................................39
     9.5.  Importance of Obtaining Professional Tax Assistance...............39


ARTICLE X. RECOMMENDATION AND CONCLUSION.....................................40


Appendix "1"   DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION, DATED
               FEBRUARY 6, 1997 (WITH APPENDICES THERETO)

               Exhibit "A"    AMENDED AND RESTATED INDENTURE
               Exhibit "B"    AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
               Exhibit "C"    POST-CONFIRMATION EMPLOYEE STOCK INCENTIVE PLAN
               Exhibit "D"    SCHEDULE OF ASSUMED EXECUTORY CONTRACTS

Appendix "2"   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF DEBTOR AS OF
               SEPTEMBER 30, 1996

Appendix "3"   CONSOLIDATED AUDITED FINANCIAL STATEMENTS OF DEBTOR AS OF
               JUNE 30, 1996

Appendix "4"   CERTAIN PRO-FORMA AND PROJECTED FINANCIAL INFORMATION

Appendix "5"   LIQUIDATION ANALYSIS AND CONTRASTING DISTRIBUTIONS UNDER PLAN
               VS. CHAPTER 7 LIQUIDATION

Appendix "6"   PAYMENTS MADE BY CAPITAL GAMING INTERNATIONAL, INC. TO CREDITORS
               DURING STATUTORY PREFERENCE PERIOD


















                                     (iii)

                                   ARTICLE I.
                              PRELIMINARY STATEMENT

         On December 23, 1996, Capital Gaming International, Inc. (the "Debtor"), filed its Plan of Reorganization, dated December 22, 1996, with the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"). On February 6, 1997 the Debtor filed its First Amended Plan of Reorganization (the "Plan"). A copy of the Plan is annexed hereto as Appendix "1". The Debtor has filed this Disclosure Statement with the Court pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") and in connection with the solicitation of votes with respect to the Plan.

         THE DEBTOR BELIEVES CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTOR'S CREDITORS AND EQUITY INTEREST HOLDERS; IT RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

         On February 6, 1997 the Bankruptcy Court determined that this Disclosure Statement contains "adequate information" in accordance with section 1125(b) of the Code. Pursuant to section 1125(a)(1) of the Code, "adequate information" is defined as "information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan, and whether to accept or reject the plan." 11 U.S.C. ss. 1125(a)(1). Approval of this Disclosure Statement does not indicate that the Bankruptcy Court recommends either acceptance or rejection of the Plan.

         The Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan for March 19, 1997 before the Honorable Judith H. Wizmur, United States Bankruptcy Judge, United States Bankruptcy Court, 15 N. 7th Street, Camden, New Jersey 08102-1104 at 10:00 a.m., Eastern Standard Time ("EST"). The hearing may be adjourned from time to time without further notice other than by announcement in Court on the scheduled date of such hearing. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed on or before March 10, 1997 at 5:00 p.m. (Eastern Standard
Time) and votes in respect of the confirmation thereof be submitted on or before March 12, 1997 at 5:00 p.m. (Eastern Standard Time), each in the manner described herein under Article VIII -- "Confirmation and Consummation Procedures."

         If you hold a Claim in Class 1, 2, 3 or 4 or an Interest in Class 5 as listed below, a ballot form for your vote (a "Ballot") is included in the materials forwarded to you along with this Disclosure Statement.

         Class             Shorthand Description               Color of Ballot
         -----             ---------------------               ---------------
         Class 1           Nontax Priority Claims              Red
         Class 2           Noteholder Secured Claims           Blue
         Class 3           Secured Claims                      Green
         Class 4           General Unsecured Claims            Yellow
         Class 5           Old Common Stock                    White

         If you have any questions about the procedure for voting, if a Ballot is not included and you believe you are a holder of a Claim in one or more of the Classes listed above or if you have received a damaged Ballot or have lost your Ballot or you believe you hold or Claim or Interest and are entitled to vote on the Plan you should contact:

                             Capital Gaming Balloting
                             c/o Bankruptcy Services, Inc.
                             70 East 55th Street
                             New York, New York  10022
                             Attn:  Laura Campbell
                             (212) 376-8494

                             -or-

                             CRUMMY, DEL DEO, DOLAN,
                             GRIFFINGER & VECCHIONE
                             A Professional Corporation
                             One Riverfront Plaza
                             Newark, New Jersey 07102-5497
                             (201) 596-4500
                             Co-Counsel for Debtor in Possession
                             Attention: Sam Della Ferra, Esq.

         Every reasonable effort has been made in this Disclosure Statement to explain fully the various aspects of the Plan as they affect all creditors and shareholders of the Debtor.

         If you hold Claims in more than one Class (as classified in the Plan), you will receive a separate Ballot for each such Claim.

         After reviewing this Disclosure Statement and its appendices and the Plan, please indicate your vote on the enclosed Ballot (or Ballots) and return it (them) in the envelope provided in a manner calculated to ensure receipt no later than 5:00 p.m., EST, on March 12, 1997.

         YOUR VOTE(S) WILL NOT BE COUNTED UNLESS YOUR BALLOT (OR IN CERTAIN CASES, BALLOTS) ARE RECEIVED BY THE BALLOTING AGENT BY 5:00 P.M., EST ON MARCH 12, 1997. If you are the beneficial but not record holder of a Noteholder Claim or Old Common Stock Interest, your Ballots should be returned as instructed by the record holder, if any. All other Ballots should be returned directly to the Debtor by mail in the pre-addressed, postage-paid envelope provided herewith as follows:

                             Capital Gaming Balloting
                             c/o Bankruptcy Services, Inc.
                             70 East 55th Street
                             New York, New York  10022
                             Attn:  Laura Campbell

         For further information on casting your Ballot, please see Article VIII of this Disclosure Statement -- Confirmation and Consummation Procedures.

         Each holder of 11 1/2% Secured Notes due 2001 (the "Old Secured Notes"), issued by the Debtor under the Indenture, dated February 17, 1994, as amended, between the Debtor, certain guarantors and First Trust National Association (the "Indenture Trustee"), as Trustee (the "Old Indenture"), will receive two Ballots; one in Class 2 and one in Class 4. Each such holder should complete and return both ballots.

         Do not return any evidence of indebtedness of your Claim against the Debtor (i.e., notes) or equity interests in the Debtor (i.e., stock certificates) with your Ballot.

         THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SPECIFIC PROVISIONS OF THE PLAN, A COPY OF WHICH IS ANNEXED TO THIS DISCLOSURE STATEMENT AS APPENDIX "1". IT IS RECOMMENDED THAT ALL PARTIES IN INTEREST REVIEW THE FULL TEXT OF THE PLAN BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR REJECT THE PLAN.

         This disclosure statement has not been approved or disapproved by the Securities and Exchange Commission; nor has the Commission passed upon the accuracy or adequacy of the statements contained herein. There has been no independent audit of the financial information contained in this disclosure statement except as expressly indicated in this disclosure statement.

         ALL CAPITALIZED TERMS USED HEREIN WITHOUT SPECIFIC DEFINITION HAVE THE MEANINGS SET FORTH IN THE DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION, DATED FEBRUARY 4, 1997.

                                   ARTICLE II.
                     SUMMARY OF DISTRIBUTIONS UNDER THE PLAN

         Set forth in detail elsewhere in this Disclosure Statement is a description of the technical aspects of the classification of Claims and Interests, the relative allocations of property to holders of such Claims and Interests, the methodology as to how such property is to be distributed, the risks inherent in the proposed Plan, and the applicable bankruptcy and tax consequences of the proposed reorganization. However, the Debtor believes that a broad overview of what creditors and shareholders will receive under the Plan will be helpful in your consideration of whether you wish to accept or reject the Plan.

         The Plan provides generally that creditors of the Debtor will receive distributions as follows: (i) holders of Old Secured Notes will receive in the aggregate (A) on account of their Allowed Secured Claims, their Pro Rata Share of New Secured Notes having a principal face amount of $21.45 million and approximately 60% of the New Common Stock of the Reorganized Debtor; and (B) on account of their unsecured Deficiency Claims totalling $79.7 million, the same treatment as is afforded to holders of General Unsecured Claims (see subparagraph (iii) below); (ii) holders of Secured Claims that are not Claims arising out of Old Secured Notes will receive, at the option of the Debtor: (X) such treatment as will leave such holder unimpaired; (Y) payment in full, in Cash; or (Z) return of such holder's collateral in the possession of the Debtor; and (iii) holders of General Unsecured Claims against the Debtor will receive their Pro Rata share of 450,000 shares of New Common Stock on the Effective Date and up to 75,000 shares of New Common Stock of the Reorganized Debtor on the Final Class 4 Distribution Date; provided, however, that Noteholders shall not in the aggregate receive more than 80% of the New Common Stock on account of their Allowed Secured Claims and General Unsecured Claims.

         Holders of Old Common Stock of the Debtor will receive their Pro Rata share of 50,000 shares of New Common Stock of the Reorganized Debtor. Existing warrants, options and other rights to acquire Old Common Stock of the Debtor (collectively, the "Old Options") will be canceled and holders of such rights shall receive no distributions of property on account thereof.

         The terms of the Plan provide for the discharge and/or release of liability only of the Debtor, its wholly owned subsidiaries and their respective present and former directors, officers and employees, the Indenture Trustee and the Noteholders Steering Committee. In addition, a critical element of the Plan is the release by the Indenture Trustee and each of the Noteholders of all of their claims against subsidiaries of the Debtor arising out of guaranties, pledges or otherwise, except for the treatment of their Claims provided under the Plan.

         Table I sets forth a summary of the Classes of Claims and Interests established by the Plan. Table I is a summary only and is subject in all respects to the specific provisions of the Plan annexed hereto as Appendix "1".

                                                              TABLE I

                                                      QUICK REFERENCE GUIDE TO
                                                      CLASSIFICATIONS OF CLAIMS
                                                 AGAINST AND INTERESTS IN THE DEBTOR
                                                 -----------------------------------
                                               Estimate of
Class          Shorthand Description        Allowed Claims/Interests            General Description of Class
-----          ---------------------        ------------------------            ----------------------------
Class 1        Nontax Priority Claims       $8,000                              Any Claim against the Debtor (other than an
Claims                                                                          Administrative Expense Claim or Priority Tax Claim)
                                                                                entitled to Priority Status, including, without
                                                                                limitation, Prepetition Claims for wages, salaries
                                                                                or commissions, and contributions to employee
                                                                                benefit plans, all subject to certain limitations
                                                                                as set forth in the Bankruptcy Code.

Class 2        Noteholder Secured Claims    $23,500,000                         Claims against the Debtor relating to the Old
Claims                                                                          Secured Notes.

Class 3        Secured Claims               $    0                              Any Secured Claim against the Debtor within the
Claims                                                                          meaning of 506 of the Bankruptcy Code (other than as
                                                                                classified elsewhere in the Plan).

Class 4        General Unsecured Claims     $108,500,000(1)                       Any Unsecured Claim against the Debtor (other than
Claims                                                                          as classified elsewhere in the Plan) arising or
                                                                                accruing prior to the Filing Date.

Class 5        Old Common Stock             19,329,574 Shares                   All issued and outstanding shares of Old Common
Interests                                                                       Stock of the Debtor.

Class 6        Old Options                  --                                  All warrants, options and rights to acquire Old
Interests                                                                       Common Stock of the Debtor.


--------------------
1 Includes a claim held by Republic Corporate Services, Inc. of approximately $22 million which is based upon a promissory note that may be avoidable under applicable provisions of the Bankruptcy Code. See Discussion in
    Section 4.6.

     Table II is a summary of estimated recoveries for the different classes under the Plan and is subject in all respects to the specific provisions of the Plan annexed hereto as Appendix "1".

                                    TABLE II
                               PROJECTED PROPERTY
                          DISTRIBUTIONS UNDER THE PLAN(1)

                          In the
The Holder of a:     Allowed Amount of:      Will Receive:
----------------     -----------------       ------------
Class 1 Claim        $1,000                  $1,000 in cas(2)

Class 2 Claim        $1,000(3)               $ 936 (consisting of $812 in New
                                             Secured Notes and $124 in New
                                             Common Stock)

Class 3 Claim        $1,000                  $1,000 in cash(4)

Class 4 Claim        $1,000(3)               $11.57 in New Common Stock

Class 5 Interest     1,000 shares            Approximately $6.16 in New Common
                                             Stock

Class 6 Interest             ---             No distributions will be made in
                                             respect of the Old Options of the
                                             Debtor.  All such Old Options
                                             issued and outstanding as of the
                                             Effective Date will be canceled




--------------------------

1   The recoveries shown in Table II are based on the following assumptions:
    (a) Allowed Class 2 Claims aggregate $23.5 million; (b) the value of New Secured Notes to be issued under the Plan is equal to 88.91% of their principal face amount; (c) Allowed Class 4 Claims aggregate $108 million (including $79.7 million of Deficiency Claims relating to the Old Secured Notes); and (d) the Plan Valuation of New Common Stock is $2.38. There is no accurance that claims will actually be allowed in the amounts assumed or that the non-cash property distributed under the Plan will actually have the values assumed herein. There can be no assurance that ther will be a market for the New Common Stock or, if there is a market, that the New Common Stock will trade at or near $2.38 per share. The $2.38 per share price used herein assumes a reorganization enterprise value of approximately $23.3 million. See Discussion of Enterprise Value at page 20 et. seq.

2 As an alternative to paying a holder $1,000 in cahs, the Debtor may elect to pay a holder with deferred cash payments having a net present value equal to $1,000, assuming the discount rate is equivalent to the Plan Rate.

3 The holder of an Old Secured Note with an original principal face amount $1,000 would have an Allowed Class 2 Claim and Allowed Class 4 Claim for $185 and $627, respectively.

4 As an alternative to paying a holder $1,000 in cash, the Debtor may elect, among other options, to return all or part of such holder's collateral to such holder.

                                  ARTICLE III.
                               GENERAL BACKGROUND

     3.1. Introduction. On December 23, 1996 (the "Filing Date"), the Debtor filed a voluntary petition for reorganization under chapter 11 of the Bankruptcy Code. The Debtor has continued in the management of its business and in the possession of its assets as a debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. A Creditors' Committee has been appointed by the United States Trustee for the Districts of Delaware, Pennsylvania and New Jersey (the "U.S. Trustee"). See Section 4.1, p. 11.

     3.2. Executive Offices; Financial Information. The Debtor's executive offices are currently located at Bayport One, Suite 250, 8025 Black Horse Pike,
W. Atlantic City, New Jersey 08232. Financial information regarding the Debtor is set forth in Appendices "2" and "3" hereto, consisting of unaudited financial statements for the quarter ended September 30, 1996 and audited financial statements for the year ended June 30, 1996.

     3.3. Capital Structure of the Debtor. The equity portion of the Debtor's current capital structure is comprised of no par common stock (collectively, the "Old Common Stock") and stock options and warrants granted under various stock option agreements (collectively, the "Old Options"). The Debtor is authorized to issue 75,000,000 shares of Old Common Stock. As of the Filing Date, 19,329,574 shares of Old Common Stock were issued and outstanding. The Debtor is authorized to issue up to 5,000,000 shares of no par preferred stock. No shares of preferred stock have been issued as of the Filing Date. A variety of options have been issued to current and former officers, directors and employees which remain outstanding. The strike price or exercise price for each of these options exceeds the trading price of the Old Common Stock.

     As of the Filing Date, the Debtor had total liabilities of approximately $132 million, of which approximately $103 million was comprised of long-term liabilities on account of the Old Secured Notes, approximately $22 million comprised of a promissory note held by Republic Services Corporation1 , with the balance being trade-related Claims.

     The Debtor has two wholly-owned subsidiaries: Capital Gaming Management, Inc. ("CGMI"), a New Jersey corporation, and Capital Development Gaming Corp. ("CDGC"), a Rhode Island corporation. The Old Secured Notes are guaranteed by CGMI and secured by, among other things, substantially all of the assets of CGMI and a pledge of the stock of CGMI.

     3.4. Description of the Debtor's Business. The Debtor, together with its subsidiaries, is a multi-jurisdictional gaming company with gaming interests in Native American Tribes in several states. In addition, the Debtor has recently disposed of its wholly-owned subsidiary, Crescent City Capital Development Corp. ("CCCDC"), a Louisiana corporation, which owned a riverboat casino utilized in connection with a joint venture riverboat/dockside gaming facility in New Orleans, Louisiana which ceased operations in June 1995. CCCDC owned a 50% interest in such joint venture which was terminated in July, 1995. The management and development of Native American gaming facilities other than the Narragansett tribal gaming project are conducted through CGMI. The development of the Narragansett tribal gaming project is conducted through CDGC.

Historical Information

     The Debtor was organized in June 1990 and was involved in an unrelated business segment prior to its entry into the gaming segment in 1993. From March 31, 1992 through January 20, 1993, the Debtor entered into a series of transactions with Great American Recreation, Inc. and its wholly owned subsidiary (collectively, "GAR") pursuant to which the Debtor sold its assets in this unrelated business segment to GAR. With the hiring of Edward M. Tracy, who now serves as the Debtor's President and Chief Executive Officer, in January 1993, and the hiring of other expereinced casino industry executives, the Debtor embarked on its new strategy of pursuing opportunities in emerging markets of the gaming industry.

-------------------------
1 The Republic note may be avoidable under applicable provisions of the Bankruptcy Code. See Discussion at Section 4.6, p.12.

Native American Gaming Operations

     CGMI was incorporated on October 24, 1978 as a wholly-owned subsidiary of Bass Leisure Group, Inc., a wholly-owned subsidiary of Bass, PLC. CGMI operated in the Class II gaming market, primarily providing management for high stakes bingo facilities of certain Native American Tribes. On November 19, 1993, the Debtor acquired all of the issued and outstanding shares of voting common stock of CGMI for a total purchase price of $2.6 million. At the time of CGMI's acquisition by the Debtor, CGMI was actively managing Class II gaming facilities for the Oneida, Muckleshoot, and Cow Creek Tribes. Also, CGMI had executed management and development contracts with the Narragansett and Jena Band of Choctaws Tribes which were in the developmental stages. CGMI was also involved in preliminary negotiations with regard to the execution of a Class III management contract with the Muckleshoot Tribe. CGMI's management and development rights and obligations with the Narragansett Tribe were subsequently transferred to CDGC.

     CGMI currently manages and operates three Native American gaming facilities, which CGMI has developed or expanded into class III facilities:

     1.   Muckleshoot Contract (Muckleshoot Casino - Auburn, Washington)

         (a) Current Operations. CGMI currently manages a Class III casino for the Muckleshoot Tribe which offers over 50 table games (such as blackjack, roulette, craps and poker), OTB and keno, in addition to non-gaming amenities including a restaurant and giftshop. The Muckleshoot 9Casino commenced operations on April 28, 1995. CGMI also managed a Class II high-stakes bingo facility for the Muckleshoot Tribe until the expiration of the contract in September 1996. The Muckleshoot Casino is located approximately 20 miles south of Seattle and 15 miles north of Tacoma. The casino targets local residents from the Seattle-Tacoma metropolitan area, which has approximately 2.2 million residents. The average income per capita for the Seattle-Tacoma area is reported to be $13,269, ranking twentieth out of 275 areas in Washington. In addition, the casino draws residents from Portland, Oregon and Vancouver, British Columbia which is a base of approximately 1.3 million additional potential customers.

         (b) Management Contract. On April 10, 1993, CGMI signed a management contract ("Operating Agreement") with the Tribe to construct, manage and operate a Class III facility which would offer Las Vegas-style games including blackjack, roulette, craps, poker, OTB, and keno. As amended in April of 1995, the Operating Agreement is for a term of five years. Pursuant to the terms of the Operating Agreement between the Muckleshoot Tribe and CGMI, the Tribe has prepaid to CGMI approximately $7.5 million that was advanced for developing, constructing and equipping the gaming facility. Under the terms of the Operating Agreement, CGMI continues to receive an annual management fee equal to 3.9% of gross gaming revenues.

         (c) Regulatory Approvals. The Operating Agreement between CGMI and the Tribe was approved by the National Indian Gaming Commission (the "NIGC") in April 1995. In addition, CGMI has received a gaming license from the State of Washington permitting CGMI to act as a manager/financier of Native American gaming operations in the State. The Debtor also has a temporary certification by the Tribe.

     2.  Tonto Apache Contract (Mazatzal Casino - Payson, Arizona).

         (a) Current Operations. The Mazatzal Casino, run by the Tonto Apache Tribe, offers 318 slot machines, keno, poker and high stakes bingo in addition to non-gaming amenities including a restaurant, bar and giftshop. The Mazatzal Casino commenced operations on April 27, 1995.

         The casino targets both the local Payson residents and the approximately 2.8 million people living 75 miles to the south in Phoenix and Scottsdale, Arizona. The casino is located adjacent to the intersections of Highways 87 and 260. In addition to the Payson area residents, the casino attracts people from Phoenix/Scottsdale area on day trips and weekend vacations, particularly because of the more desirable climate in Payson than those cities during the summer months.

         (b) Management Contract. On June 29, 1993, CGMI signed a five year management contract with the Tonto Apache Tribe to construct and operate a Class III gaming facility offering slot machines, keno, high stakes bingo, non-banking table games and off-track betting ("OTB"). The contract may be extended for two years at the option of the Tribe and upon application to the NIGC. The Management Contract provides for CGMI to receive a management fee of 30% of operating profit.

         (c) Regulatory Approvals. The management contract between CGMI and the Tribe was approved by the NIGC on January 30, 1995. In addition, in February 1995, CGMI received temporary management certification from the Arizona State Gaming Agency. The Debtor has a temporary certification by the Tribe.

     3.  Umatilla Contract (Wildhorse Gaming Resort - Pendleton, Oregon).

         (a) Management Operations. CGMI currently manages the Wildhorse Gaming Resort for the Umatilla Tribes which offers 300 video-lottery terminals, 800 bingo seats, and 15 table games (four of which are house-banked blackjack and the remainder non-banking poker) in addition to non-gaming amenities including a restaurant, bar and giftshop.

         The casino targets local residents of the Tri-Cities area of Southern Washington (Richard, Kennewick and Pasco). The casino site is accessible to a population of 500,000 residents within a 100 mile radius that also includes Pendleton and Walla Walla. The casino is located approximately 200 miles east of Portland, Oregon. The Casino also targets business travelers and tourists by attracting potential customers traveling along Interstate 84, the main east-west free way in Northern Oregon and the location of the historic Oregon Trail.

         (b) Management Contract. CGMI signed a five year contract on November 9, 1993 with the Umatilla Tribe in Pendleton, Oregon to construct, manage and operate a Class II and Class III gaming facility. The management contract provides for a management fee of 30% of net distributable profits after debt service. The management contract may be extended for two years if certain contingencies are met.

         (c) Regulatory Approvals. The management contract between CGMI and the Tribe was approved by the NIGC on August 17, 1995, and the State of Oregon has approved the Debtor and CGMI as being suitable to manage/finance Native American gaming operations in the State. The Debtor and CGMI are both certified by the Tribe.

     4. Narragansett Development Contract (Rhode Island). CDGC has a management and development contract with the Narragansett Indian Tribe for the development of a Class II and Class III gaming facility in Rhode Island. On August 24, 1994, the Governor of the State of Rhode Island and the Narragansett Tribe entered into a compact governing the conduct of Class III gaming by the Tribe in the State. The compact was approved by the United States Secretary of the Interior on December 6, 1994. Rhode Island's succeeding governor and its Attorney General, however, challenged the validity of the compact on State Constitutional and other grounds. On October 5, 1995, at the request of the Federal District Court handling the challenges to the compact, the Rhode Island Supreme Court heard oral arguments regarding the ability of former Governor Sundlun to bind the State to the compact. The Rhode Island Supreme Court held that former Governor Sundlun did not have the authority to bind the State to a compact; that authority rests with the State's General Assembly. On February 13, 1996 the United States District Court, in accepting the State Supreme Court decision, dismissed all litigation relating to the challenge of the compact. CDGC currently has on file a petition with the Secretary of the Interior seeking relief under the Indian Gaming Regulatory Act as a result of the failure by Rhode Island to negotiate a new compact in good faith. (See "Native American Gaming Law and Regulation," infra, for a detailed description of the process of negotiating compacts between Native American Tribes and states).

     In September of 1996, federal legislation was enacted as an amendment (introduced by U.S. Senator John Chaffee of Rhode Island) to the Omnibus Appropriations Bill which has the effect of excluding the Narrangansett Tribe's Settlement Act lands (where the gaming facility is currently planned to be built) from the benefits of IGRA.

     Although there can be no assurance, the Debtor believes that there is a chance that the Chaffee amendment may be overturned in the next Congressional session. The Tribe is also considering various litigation strategies and lobbying efforts to overturn this legislation. In addition, the Secretary of the

Interior has requested comments as to whether the Secretary can enact Secretarial procedures to permit gaming under IGRA for Tribes in States (such as Rhode Island) that refuse to negotiate Tribal-State Compacts in good faith. If the Secretary concludes that he has such authority, the Debtor believes that the Secretary may adopt such procedures some time in 1997. On April 16, 1996, the Narragansett Tribe filed a petition with the Secretary requesting that the Secretary adopt procedures applicable to gaming by the Tribe. Unless the Chaffee amendment is overturned, however, the Secretary may not have the authority to impose a compact on the State of Rhode Island.

     5. Jena Band of the Choctaws Tribe Development Contract (Louisiana). Additionally, CGMI has a management and development contract to develop a Class II and III facility for the Jena Band of Choctaws Tribe in Louisiana. The Tribe has notified the Debtor that it does not consider the contract valid or enforceable. The Debtor has and will continue to vigorously dispute such contention and is currently engaged in discussions with the Tribe for an amicable resolution of the dispute. There currently is no compact between the Tribe and the State of Louisiana authorizing gaming and the State of Louisiana has indicated a strong unwillingness to negotiate with the Tribe. Moreover, the Tribe does not have currently a Federal Trust Land Reservation upon which to conduct gaming operations. Obtaining a Federal Land Trust Reservation is a timely process. Accordingly, the Debtor considers the value of this contract to be highly speculative.

     After confirmation of the Plan, the Debtor will continue its strategy to develop CGMI's and CDGC's Native American gaming operations and to seek additional management contracts with Native American Tribes and others based upon its success with its Native American gaming and general casino experience. The Debtor believes that it has significant opportunities in Native American gaming because of its demonstrated and continued success at the existing facilities it manages through its subsidiaries, its licensing by the National Indian Gaming Commission and its good reputation in Indian jurisdictions. After the Effective Date of the Plan, the Reorganized Debtor intends to focus its efforts on maintaining its remaining gaming interests with Native American Tribes. In tandem with its restructuring, the Company continues to pursue its strategy to develop Native American gaming operations and to seek other gaming opportunities in existing and emerging gaming jurisdictions. The Debtor believes that a successful restructuring of its existing debt will be integral to its ability to attract and develop new opportunities.

Native American Gaming Law and Regulation

     Native American casino gaming has been a rapidly growing sector of the casino gaming industry. In 1988, Congress enacted the Indian Gaming Regulatory Act ("IGRA"). IGRA provides the framework for federal, state and Tribal control over Native American gaming. Under IGRA, Native American Tribes must negotiate "compacts" with their host states before certain types of gaming are allowed. If the state does not negotiate a compact in "good faith" with the Tribe, IGRA provides that the Tribe may sue the state in Federal Court to force the state to negotiate. This provision, however, was recently found to be violative of the Eleventh Amendment of the United States Constitution, which protects states with immunity from suit in Federal Court based on sovereign immunity principles, in the May 1996 Supreme Court decision in Seminole Tribe of Florida v. Florida. Following the Seminole decision, the United States Secretary of the Interior published a notice of proposed rule making in which he sought comments from all interested parties as to how he should implement his power in view of Seminole to arbitrate compacts between tribes and states where the state fails to negotiate in good faith. The Secretary of the Interior is presently acting on these comments and is expected to implement procedures based on his review of these comments. If a state continues to resist negotiations, IGRA provides that a court-appointed mediator will impose upon the parties either the compact proposed by the state or the compact proposed by the Tribe. To date, at least 20 states have entered into one or more compacts which allow certain types of gaming. All compacts between Tribes and states must be approved by the Secretary of the United States Department of the Interior.

     IGRA divides the type of games which may be played into two principal classes, Class II gaming and Class III gaming. Class II games generally consist of bingo, pull-tabs, lotto and, in some circumstances, poker. Class III games generally consist of all other forms of commercial gaming, including table games such as blackjack, craps and roulette, slot machines and video gaming, sports betting and pari-mutuel gaming.

     The NIGC is the federal regulatory agency responsible for approval and oversight over, among other things, all Native American gaming management contracts. Pursuant to 25 CFR Sections 535.1 and 535.2, the "modification" or "assignment" of a management contract requires the prior approval in writing of the NIGC. Modifications to, or assignments of, management contracts involving changes in persons with a financial interest in or management responsibility for a management contract that have not been approved by the Chairman of the NIGC in accordance with IGRA and applicable regulations are void. A "modification" of a management contract is deemed to occur under federal law when there is a change in person(s) having direct or indirect financial interest in the contract or having management responsibility for the contract itself. A requested modification requires a background investigation and subsequent suitability determination by the NIGC and a separate background investigation and suitability determination by each Tribal Gaming Commission and State Gaming Agency, a process which could take a year or more.

     As President and CEO of the Debtor, Edward M. Tracy, together with CGMI and CDGC, is deemed to be the primary management official for each management and development contract, license, certification and approval. His continued employment by the Debtor in this role is essential both to maintain each contract, license, certification and approval as well as to effect any transition if one were to occur.

     Moreover, each management contract has provisions requiring the consent of the applicable Tribe in order to assign the management contract as well as provisions requiring the Tribe's consent to certain changes in control.

Riverboat Gaming

     Over the past several years a substantial portion of the Debtor's energies and resources were focused on its CCCDC subsidiary. CCCDC held a 50% interest in a joint venture riverboat/dockside gaming facility in New Orleans, Louisiana (the "River City Joint Venture"). The River City Joint Venture operated a two-vessel entertainment pavilion and docking facility for CCCDC's Crescent City Queen riverboat and the Grand Palais riverboat in downtown New Orleans, Louisiana. The entertainment pavilion and docking facility commenced operations on March 29, 1995 and the Crescent City Queen riverboat commenced operations on April 4, 1995.

     As a result of the unforeseen market conditions which have been widely reported to have severely and negatively impacted the entire New Orleans Riverboat and land-based gaming industry which resulted in an inability of the River City Joint Venture to meet projected revenues and the incurrence of substantial operating losses, CCCDC ceased riverboat gaming operations in June 1995. Prior to this cessation of gaming operations, the Debtor in conjunction with CCCDC initiated discussions with several parties to raise capital and/or to sell the assets of River City Joint Venture. These discussions were unsuccessful and the Crescent City Queen was unable to reopen under CCCDC's management. On July 26, 1995, an involuntary bankruptcy petition was filed against CCCDC seeking reorganization under chapter 11 of the Bankruptcy Code. On July 28, 1995, CCCDC consented to the entry of an order for relief whereafter CCCDC continued to manage its business and properties as a debtor in possession.

     Pursuant to a Purchase and Sale Agreement, dated July 24, 1995 (the "Mirage Sale Agreement"), Mirage Resorts, Incorporated agreed to purchase the stock and substantially all the assets of CCCDC under a plan of reorganization for $55 million in cash plus the assumption of certain liabilities. After termination by Mirage of the Mirage Sale Agreement based on an assertion that there was a failure to satisfy a condition precedent to the sale, CCCDC's management was able to successfully negotiate and enter into a new sale agreement for the sale of all of CCCDC's newly issued stock and substantially all of CCCDC's assets under a plan of reorganization to a wholly-owned subsidiary of Casino Magic Corp. (the "Casino Magic Agreement") for a purchase price of $50 million plus the assumption of certain liabilities. On April 29, 1996, a plan of reorganization for CCCDC (the "CCCDC Plan") was confirmed approving the Casino Magic Agreement. In May 1996, the CCCDC Plan was consummated. The holders of the Old Secured Notes, having a guaranty from CCCDC and a lien on substantially all of CCCDC's assets, overwhelmingly supported the CCCDC Plan. Although the Debtor received no direct remuneration under the CCCDC Plan, consummation of the CCCDC Plan resulted in the receipt by the Indenture Trustee of approximately $35 million in cash and notes which was applied to amounts outstanding under the Old Secured Notes.

     3.5. Events Leading to the Debtor's Chapter 11 Filing. As a result of the failure of the New Orleans riverboat project and the resultant bankruptcy of CCCDC, the Debtor experienced serious liquidity difficulties. On June 13, 1995, the Indenture Trustee for the Old Secured Notes notified the Debtor of the occurrence of events of default under the Old Indenture. Except as limited by the applicable provisions of the Bankruptcy Code, the holders of the Old Secured Notes were at that time entitled to all the remedies contained in the Old

Indenture, including, but not limited to, acceleration of the Old
Secured Notes and foreclosure on the Collateral pledged by the Debtor, CGMI and CCCDC to the Indenture Trustee which included, among other things, the Crescent City Queen riverboat gaming vessel, other assets of CCCDC as well as the management fees derived from the management agreements between CGMI and the Native American Tribes.

     In the event the holders of the Old Secured Notes were to have exercised all of their available remedies under the Old Indenture and related agreements, the Debtor and its subsidiaries would not have been able to continue their operations. As a result, the Noteholders Steering Committee, an ad hoc committee consisting of holders of Old Secured Notes holding a majority of the Old Secured Notes notified the NIGC and the Debtor that the members of the Noteholders Steering Committee would not exercise their remedies where the exercise of such remedies would prevent CGMI from continuing its operations as manager of its existing Native American gaming facilities and would interfere with CDGC's development of the Narragansett project. Under certain of the Indian gaming contracts to which CGMI or CDGC is a party, the filing of a bankruptcy petition by or against CGMI or CDGC, as the case may be, under certain conditions, could give the Indian Tribes party to such contracts a right to terminate. Pursuant to the Old Indenture, the holders of a majority in aggregate principal amount of Old Secured Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee.

     The Debtor does not have the ability to generate sufficient funds to reinstate the Debtor's payment obligations under the Old Secured Notes. Accordingly, the Debtor entered into negotiations with the Noteholders Steering Committee on the terms of a consensual restructuring of the Old Secured Notes. After arduous negotiations, the Noteholders Steering Committee and the Debtor reached agreement on a financial restructuring which is embodied in the Plan.

     Currently, the cash flow of the Debtor is dependent upon Native American Tribe Management contracts of limited duration. The Plan is intended to preserve the value of those assets and foster future growth. This growth would provide cash flow in perpetuity, while permitting the Reorganized Debtor to achieve a balanced and stable cash flow beyond the term contracts presently available in Native American gaming (See, "Native American Gaming Operations," supra, for a description of the Debtor's objectives in this area). A crucial aspect of the restructuring is the preservation of the Debtor's ability to maximize the value of its assets through the continued development of existing Native American Tribe Management contracts and the successful negotiation and execution of new contracts. In addition to the execution of new Indian gaming contracts, the Debtor hopes to establish itself in secondary or tertiary gaming markets with projects of a size and scope similar to those the Debtor has developed in the Native American gaming market. These activities cannot be successfully pursued before the restructuring of the Debtor's liabilities is completed and CGMI is relieved of its guaranty obligations.

     3.6. Commencement of the Chapter 11 Case. On December 23, 1996, the Debtor filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey and continued in the possession of its property and the management of its business as a debtor-in-possession.

                                   ARTICLE IV.
                             CHAPTER 11 PROCEEDINGS

     4.1. Appointment of Creditors' Committee. On January 8, 1997, the U.S. Trustee appointed the Creditors' Committee, pursuant to section 1102 of the Bankruptcy Code, to represent the interests of unsecured creditors of the Debtor.

     The members of the Creditors' Committee are:

            1. Grace Brothers Ltd.(Co-Chair)

            2. Continental Casualty Co. (Co-Chair)

            3. Gallagher, Briody & Butler

            4. SunAmerica Life

            5. DDJ Capital Management LL

            6. FamCo Capital

            7. ARA Urban Renewal, Inc.

     The Creditors' Committee retained as its attorneys Fox, Rothschild, O'Brien & Frankel.

     The Debtor has met with the Creditors' Committee and its professional advisors and has provided them with financial and other information which they have requested with respect to the assets and operations of the Debtor and certain of its affiliates. The principal elements of the Plan have been discussed with, and reviewed by, the Creditors' Committee.

     4.2. Retention of Professionals. On or about January 15, 1997, the Bankruptcy Court approved the retention of Crummy, Del Deo, Dolan, Griffinger & Vecchione as co-counsel to the Debtor. On or about January 31, 1997, the Bankruptcy Court approved the retention of Willkie Farr & Gallagher as co-counsel to the Debtor. On or about January 15, 1997, the Bankruptcy Court approved the retention of Moore Stephens as accountant to the Debtor.

     4.3. Major Developments..

     Cash Collateral. The Indenture Trustee for the Old Secured Notes has a lien on the Debtor's cash for the benefit of the Noteholders. By Order dated December 23, 1996, the Bankruptcy Court approved the use of Cash Collateral on an interim basis with the consent of the Indenture Trustee. On January 13, 1997, the Bankruptcy Court entered a final order authorizing the use of Cash Collateral on an ongoing basis. This order also was consented to by the Indenture Trustee. The Creditors' Committee indicated it had no objection to entry of the order.

     Exclusivity Periods. On December 23, 1996, the Debtor filed its Plan of Reorganization. The Debtor's exclusive period to solicit acceptances of such plan will expire on June 23, 1997, unless extended by the Bankruptcy Court.

     Transfer Motion. On January 27, 1997, First National Bank of Commerce ("FNBC") filed a motion (the "Transfer Motion") under Bankruptcy Rule 1014(b) in the pending chapter 11 case of CCCDC seeking to transfer the Debtor's case from New Jersey to the United States Bankruptcy Court For The Eastern District of Louisiana (the "Louisiana Court"), where CCCDC's case is pending. By operation of Bankruptcy Rule 1014(b) the filing of the Transfer Motion stayed any further proceedings in the Debtor's case, pending the granting of relief from such stay by the Louisiana Court.

     At a hearing held on January 30, 1997, the Louisiana Court granted stay relief and ordered that the Debtor's case be allowed to proceed in the New Jersey Bankruptcy Court, pending a decision by the Louisiana Court on the merits of the Transfer Motion.

     The Louisiana Court has scheduled February 20, 1997 as the date for a hearing to consider the Transfer Motion. If the Transfer Motion were to be granted, the Louisiana Court would order the transfer of the Debtor's case to the Louisiana Court. The Debtor, the Creditors' Committee and the Noteholders' Steering Committee and the Indenture Trustee all intend to oppose the Transfer Motion.

     4.4. Plan Negotiations. Prior to the Petition Date, the Debtor entered into discussions with the Noteholders Steering Committee regarding the framework for a restructuring concerning the Debtor. The Noteholders Steering Committee is an informal committee representing approximately 75% of the outstanding Old Secured Notes. The members of the Noteholders Steering Committee are SunAmerica, Inc., DDJ Capital Management L.L.C., Loews Corporation and Grace Brothers, Ltd. One of the primary focuses of the negotiations has been CGMI's guaranty of the Old Secured Notes (the "Old Guaranty"). The Noteholders Steering Committee recognizes that CGMI cannot become a chapter 11 debtor without jeopardizing its valuable Indian gaming management contracts. On the other hand, since virtually all of the value of the Debtor is the value of the Debtor's equity interest in CGMI, a restructuring of the Debtor would not be complete without a restructuring of the Old Guaranty. If the Noteholders were to exercise their remedies against CGMI under the Old Guaranty, the management contracts likely would be terminated, thus significantly reducing the value of CGMI's assets. Accordingly, the Debtor and the Noteholders Steering Committee have resolved these issues in the Plan, the resolution of which is fundamental and integral to the restructuring of the Debtor. Through the mechanism of the releases and the Plan injunctions contained in the Plan, the Old Guaranty will effectively be reduced on the Effective Date to the amount outstanding under the New Secured Notes to be issued under the Plan. Additionally, the pledge of collateral by CGMI securing the Old Secured Notes will be released to the extent it secured the Old Secured Notes and reaffirmed to the extent it secures the New Secured Notes. These Plan provisions will provide Noteholders with the greatest possible recoveries and allow CGMI to continue to develop new Indian gaming projects. Finally, these Plan provisions will allow other General Unsecured Creditors and equity holders to receive distributions under the Plan which would not be achievable if the Noteholders were to exercise their remedies as secured creditors under the Old Guaranty.

     It is possible that pursuant to Section 10.2 of the Indenture prior to the amendments contemplated under the Plan (the "Old Indenture"), the holders of 66-2/3% of the outstanding Old Secured Notes may modify the Guaranty under
Article XIII of the Old Indenture. The acceptance of the Plan by 66-2/3% of the outstanding Old Secured Notes will be deemed an agreement and consent to modify
Article XIII of the Old Indenture to render the Old Guaranty satisfied and unenforceable upon the Effective Date.

     4.5. Review of Claims. By Order dated December 23, 1996, the Bankruptcy Court established February 16, 1997 as the Bar Date for the filing of proofs of claim against the Debtor. Consequently, the Debtor cannot fully comply with the provisions of Local Rule of Bankruptcy Procedure ("Local Rule") 24, which provides, inter alia, that (a) "[a] plan proponent shall review all claims prior to filing a disclosure statement and plan," and (b) "[a] disclosure statement shall state the number and amount of claims of each class to which the proponent intents to object."

     Notwithstanding the ongoing filing of claims, the Debtor has complied with Local Rule 24 to the extent possible. As of the date of approval of this Disclosure Statement by the Bankruptcy Court, the Debtor had received and reviewed 52 proofs of claims filed through January 30, 1997. In addition, Schedule F -- Creditors Holding Unsecured Nonpriority Claims of the Schedules sets forth the amounts that the Debtor believes was owing to such creditors, and indicates those creditors whose claims are disputed by the Debtor. To the extent that (i) a scheduled creditor files a claim in an amount that the Debtor believes is materially higher than the undisputed amount listed on Schedule F;
(ii) a shareholder files a claim which should be classified as an interest in the Debtor; or (iii) a creditor holding a claim scheduled as disputed files a proof of claim on account thereof, the Debtor may object to such claim.

     4.6. Preference and Other Avoidance Actions. The Debtor and Creditors' Committee continue to review payments made by and transactions involving the Debtor prior to the Petition Date to determine whether preference and avoidance actions to recover estate assets should be brought. As of the date hereof, the Debtor has identified a certain note issued to Republic Corporate Services, Inc. in the principal amount of $19 million (the "Republic Note") as being the subject of a possible avoidance action. Avoidance of this note effectively would result in the disallowance of Republic's claims against the Debtor. The Creditors' Committee has recently requested that the Debtor attempt to seek to avoid the Republic Note and/or the obligations created thereby. Failure to specifically identify potential avoidance actions in this Disclosure Statement shall not be deemed a waiver of such action by the Debtor, the Creditors' Committee or any other party.

     In the 90 days prior to the Petition Date, the Debtor expended approximately $1,127,000, excluding salaries and benefits. The Debtor and Creditors' Committee will be reviewing these payments to determine whether any of these payments constitute recoverable preferences and whether the bringing of suit would result in significant recoveries in view of any defenses that may exist. The Debtor does not believe that preference recoveries will be material. Annexed hereto as Appendix "6" is a Schedule of Creditors and potential creditors who received payments during the statutory preference period and may be the subject of an action to recover preferential payments pursuant to section 547 of the Bankruptcy Code. When voting on the Plan, each person listed in Appendix "6" should take into account that such person may be named by the Debtor as a defendant in a lawsuit seeking to recover a possible preference.

                                   ARTICLE V.
                             PLAN OF REORGANIZATION

     5.1. Classification And Treatment Of Claims And Interests. The Claims and Interests of creditors and shareholders of the Debtor are divided into six Classes.

Class 1 -- Nontax Priority Claims

     Class 1 Claims consist of all Claims against the Debtor arising on or prior to the Filing Date which are entitled to Priority Status, other than Tax Claims and Administrative Expense Claims.

     Class 1 Claims may be impaired. Each holder of an Allowed Class 1 Claim shall be paid the Allowed Amount of such Claim in full in Cash on the Effective Date or on such other date as the Bankruptcy Court may determine, or, in the alternative, if Class 1 Claims have accepted the Plan, the Debtor, at its option, may elect, consistent with section 1129(a)(9)(B) of the Bankruptcy Code, to make deferred cash payments in semi-annual installments over a three (3) year period following the Effective Date, with interest thereon at the Plan Rate. The Debtor estimates that, as of the Effective Date of the Plan, Class 1 Claims will be $8,000 in the aggregate.

Class 2 -- Noteholder Secured Claims

     Class 2 Claims consist of all Claims of Noteholders on account of their ownership of Old Secured Notes to the extent such claims constitute secured Claims under section 506 of the Bankruptcy Code ("Noteholder Secured Claims"); provided, however, that such claims shall not include any Claim arising from rescission of a purchase or sale of Old Secured Notes. The Plan contemplates that Noteholders hold in the aggregate Allowed Noteholder Secured Claims of $23.5 million.

     On the Effective Date, the Indenture Trustee will receive, on behalf of the
Noteholders: (a) New Secured Notes in the principal face amount of $21.45 million; and (b) 1,225,000 shares of New Common Stock of the Reorganized Debtor.

     The treatment afforded Noteholders under Class 2 of the Plan is in addition to the treatment afforded to the Noteholders' Deficiency Claim (the unsecured portion of their Claim) which will be treated in accordance with Class 4 of the Plan. The Debtor estimates that, as of the Effective Date of the Plan, Class 2 Claims will be $23.5 million in the aggregate.

Class 3 -- Secured Claims

     Class 3 Claims consist of all Secured Claims against the Debtor other than Noteholder Secured Claims. A Secured Claim is any Claim constituting a secured Claim under section 506 of the Bankruptcy Code. The holder of a Claim that is partially secured under section 506 of the Bankruptcy Code inasmuch as the amount of the Claim exceeds the value of the property retained by the Debtor securing such Claim, shall have a Class 3 Claim equal to the value of such property and a Class 4 Claim for the deficiency or the difference between the amount of such Claim and the value of the property retained by the Debtor securing such Claim.

     The Debtor believes that no Class 3 Claims have been or will be asserted. At the Debtor's option, the Debtor will either ensure that such Claims are not impaired in which case the holders of such Claims will be deemed to have accepted the Plan and will not vote on the Plan or will impair any such holder by either paying the holder's Secured Claim in full, in Cash, with interest thereon at the Plan Rate, or reducing or eliminating such holder's Class 3 Secured Claim by distributing to any holder of such claim all or a part of the property collateralizing such Claim. In the event the Debtor elects to distribute to a holder of a Class 3 Claim property collateralizing a Secured Claim, such creditor will have thirty (30) days from the date notification of such election is sent by the Debtor to file a Deficiency Claim with the Bankruptcy Court. Failure to file a Deficiency Claim within such thirty day period will result in such Deficiency Claim being forever barred.

Class 4 -- General Unsecured Claims

     Class 4 Claims consist of all prepetition General Unsecured Claims against the Debtor not separately classified elsewhere in the Plan.

     Class 4 Claims are impaired. Each holder of an Allowed Class 4 Claim will receive on the Effective Date, or such later date that a Claim becomes an Allowed Claim, subject to Section 6.3(e) of the Plan its Pro Rata share of 450,000 shares of New Common Stock. In addition, on the Final Class 4 Distribution Date (the tenth (10th) Business Day after the last Disputed Class 4 Claim is determined by Final Order or, if there are no Disputed Class 4 Claims on the Effective Date, the Effective Date), each holder of an Allowed Class 4 Claim will receive its Pro Rata share of shares of New Common Stock of the Reorganized Debtor equal to 75,000 shares less the Management Additional Shares.

     Notwithstanding the foregoing, the Indenture Trustee shall receive no more than 375,000 shares of New Common Stock on account of its Allowed Class 4 Claim, and any shares the Indenture Trustee would otherwise receive on account of its Class 4 Claim in excess of 375,000 shares shall be distributed Pro Rata to all other holders of Allowed Class 4 Claims.

     The Debtor estimates that, as of the Effective Date of the Plan, Allowed Class 4 Claims will amount to approximately $108* million in the aggregate. Such Claims relate to a variety of asserted obligations of the Debtor, including without limitation, a Deficiency Claim of the Noteholders which is deemed Allowed in the amount of $79.5 million.

Class 5 -- Old Common Stock

     Class 5 Interests consist of all Old Common Stock of the Debtor. See
Section 3.3 -- Capital Structure of the Debtor -- for a description of the equity securities of the Debtor outstanding as of the Filing Date. Under the Plan, holders of Class 5 Interests will receive on the Effective Date their Pro Rata share of 50,000 shares of New Common Stock of the Debtor. Class 5 Interests are impaired under the Plan and are entitled to vote to accept or reject the Plan.

Class 6  --  Old Options

     Class 6 Interests consist of all Old Options. Old Options consist of any unexercised option, warrant or right to purchase Old Common Stock of the Debtor. Under the Plan, no distributions will be made in respect of Old Options. All Old Options will be canceled automatically on the Effective Date. While Class 6 Interests are impaired under the Plan, the holders of Class 6 Interests are not entitled to vote to accept or reject the Plan; such holders are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

     5.2.  Other Terms of the Plan.

Effective Date

     The Plan will be consummated and become effective on a Business Day not more than five (5) Business Days after all conditions to consummation under
Section 10.02 of the Plan (including, without limitation, that the Confirmation Order shall have become a Final Order) have been satisfied or waived pursuant to the Plan. See "Conditions Precedent to Confirmation and Effective Date of Plan," below.

Surrender of Notes and Other Securities

         Except as otherwise ordered by the Bankruptcy Court, in order to receive any distribution under the Plan, each holder of a Noteholder Claim will be required to surrender all of its Old Secured Notes to the Indenture Trustee.

----------------------
* This estimate includes the claim of Republic Corproate Services, Inc. at its asserted amount of approximately $22 million. This claim may be subject to avoidance and/or object.

Failure to comply with such requirements will bar a Noteholder from receiving any distributions under the Plan. Notwithstanding the foregoing, all of the Old Secured Notes will be deemed surrendered, canceled and of no further force or effect as of the Effective Date, whether or not the Old Secured Notes are delivered to the Indenture Trustee. Delivery of the Old Secured Notes is required for administrative convenience only and any such delivery shall not alter a Noteholder's legal or equitable interests, if any.

     The Plan provides further that, to the extent that any Allowed Class 4 Claim or Class 5 Interest is evidenced by a note, other similar evidence of indebtedness or Old Common Stock, the holder of such Claim or Interest shall not be entitled to any distribution under the Plan unless and until such holder has surrendered its note, other similar evidence of indebtedness or Old Common Stock.

     To obtain distributions under the Plan, a holder of a Claim or Interest based on any such security (i.e., Old Secured Notes, similar evidence of indebtedness or Old Common Stock) shall have first surrendered, or caused to be surrendered, to the Indenture Trustee (in the case of the Old Secured Notes) or the Debtor (in the case of other securities) the original such security held by it or, in the event that such original security shall have been lost, destroyed, stolen or mutilated, executed and delivered an affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to the Indenture Trustee and the Debtor (in the case of the Old Secured Notes) or the Debtor (in the case of other securities) and, in the event the Indenture Trustee or the Debtor (in the case of the Old Secured Notes or the Debtor in the case of other securities) so requested, furnished a bond in form and substance (including, without limitation, amount) reasonably satisfactory to the Debtor and in the case of the Old Secured Notes, the Debtor and the Indenture Trustee.

     The manner and procedure to be followed for surrendering Old Secured Notes and for providing necessary affidavits and bonds shall be prescribed by the Indenture Trustee pursuant to the Old Indenture, or otherwise upon reasonable notice sent to all holders of Class 2 Claims.

     The manner and procedure to be followed for surrendering Old Common Stock and for providing necessary affidavits and bonds shall be prescribed by the Debtor or any appropriate transfer agent upon reasonable notice sent to all record holders of Old Common Stock.

     The Plan provides that as of the close of business on a record date to be determined by the Bankruptcy Court (the "Debt Record Date"), the transfer ledgers for the Old Secured Note shall be closed, and there shall be no further changes in the record holders of such securities. The Debtor and the Indenture Trustee shall have no obligation to recognize any transfer of any of the Old Secured Notes occurring on or after the Debt Record Date. The Debtor and the Indenture Trustee shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers of the Indenture Trustee as of the close of business on the Debt Record Date.

     The Plan provides that as of the close of business on a record date to be determined by the Bankruptcy Court (the "Stock Record Date"), the transfer ledgers for the Old Common Stock shall be closed, and there shall be no further changes in the record holders of such securities. The Debtor shall have no obligation to recognize any transfer of any of the Old Common Stock occurring on or after the Stock Record Date. The Debtor shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers of the Stock Transfer Agent as of the close of business on the Stock Record Date.

     DO NOT RETURN YOUR OLD SECURED NOTES, OTHER EVIDENCE OF INDEBTEDNESS OR OLD COMMON STOCK WITH YOUR BALLOT.

Filing Claims

     Pursuant to the local rules of bankruptcy practice for the Bankruptcy Court, the Bankruptcy Court fixed February 16, 1997 as the final date for filing proofs of claim for claims of any kind or character in connection with the chapter 11 case (the "General Bar Date"). Under the terms of the Old Indenture, Class 2 and Class 4 Claims for amounts of principal and interest due in respect of the Old Secured Notes, will be filed by the Indenture Trustee. Accordingly, individual owners of any of these securities need not file proofs of claim in respect of such amounts.

         If your Claim is not listed in the Schedules of Assets and Liabilities filed with the Bankruptcy Court by the Debtor (the "Schedules") or is listed therein as disputed, unliquidated or contingent and you filed a proof of claim, or if you filed a proof of claim in an amount larger than the amount of your Claim listed in the Schedules, then an objection to your Claim may be filed. Unless additional time is granted by Order of the Bankruptcy Court, all objections to Claims or Interests must be filed prior to sixty (60) days after the Confirmation Date. The objecting party will be the Debtor or Reorganized Debtor, as the case may be, unless the Bankruptcy Court shall authorize another party-in-interest to file an objection. Any objecting party shall serve a copy of each objection upon the holder of the Claim or Interest to which it pertains, upon the Debtor or Reorganized Debtor, as the case may be, and upon counsel to the Debtor and the Creditors' Committee. To the extent the existence of Disputed Claims would hinder or delay confirmation of the Plan, the Debtor reserves its rights under section 502(c) of the Bankruptcy Code to have one or more Disputed Claims estimated by the Court.

Executory Contracts

         The Plan provides that, subject to the requirements of section 365 of the Bankruptcy Code, all executory contracts or unexpired leases of the Debtor that have not been assumed by order of the Bankruptcy Court, are not the subject of a motion to assume pending on the Confirmation Date or are not listed on the Schedule of Assumed Executory Contracts annexed hereto as Exhibit "D" shall be deemed rejected by the Reorganized Debtor on the Effective Date.

Unclaimed Distributions Under the Plan

         Except as otherwise provided in the Plan, the Plan provides that if any Person entitled to receive amounts of Cash or other property under the Plan has not, within two years after the Effective Date, provided the Debtor with the documents required by Sections 6.2 and/or 6.3 of the Plan or accepted receipt of such Cash or other property, such Person shall be deemed to have no further Claim against the Debtor and shall not participate in any distribution under the Plan in respect of such Claim. Nothing contained in the Plan requires the Debtor or Reorganized Debtor to attempt to locate any such Person.

         Each creditor should check the address to which this Disclosure Statement was sent to ensure that it is a correct, current address. If this Disclosure Statement was forwarded by a record holder in respect of securities held for the benefit of another Person, such other Person may wish to send a change of address to the Debtor in accordance with instructions that will be contained in a notice distributed to creditors following Confirmation of the Plan.

Rounding

         Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent, with one-half cent being rounded up to the nearest whole cent. To the extent Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as unclaimed cash under Section 12.8 of the Plan. Whenever any distribution of a fraction of a share of New Common Stock would otherwise be called for, the actual distribution will reflect a rounding of such fraction down to the nearest whole number of shares. Whole shares of New Common Stock not distributed because of the provisions of this Section will be treated as unclaimed securities under Section
12.8 of the Plan. In addition, any amount of New Senior Notes issuable upon confirmation in denominations below $1,000 will be retained by the Indenture Trustee and will be aggregated and sold in the market for the account and risk of the holders pro rata, with the case proceeds net of expenses being distributed to the holders of such interest; provided, however, that holders may elect by notice to the Indenture Trustee to receive New Secured Notes in a denomination below $1,000.

Conditions Precedent to Confirmation and Effective  Date of Plan

         Confirmation of the Plan is conditioned upon the occurrence of numerous transactions and events. Unless waived, the non-satisfaction of a condition will make confirmation of the Plan impossible. However, certain of such conditions may be waived by the Debtor pursuant to Section 10.3 of the Plan. The following are conditions precedent to Confirmation of the Plan:

              (a) the Confirmation Order shall be in form and substance reasonably satisfactory to the Debtor and the Noteholder Steering Committee; and

              (b) the Debtor has extended the terms of the Key Employees' employment agreements with the Debtor for three (3) years from the Effective Date.

         The Debtor now believes that each of the conditions to Confirmation contained in the Plan can or will be satisfied or otherwise waived in accordance with the terms of the Plan. The occurrence of such satisfaction or waiver is, however, dependent upon a variety of facts and circumstances, some of which are beyond the control of the Debtor. Thus, there can be no assurance that such conditions will be satisfied, or if not so satisfied, will be waived as provided by the Plan.

         In addition, section 1129 of the Bankruptcy Code contains a list of requirements which must be met before a plan may be confirmed. The Debtor now believes that each of these requirements can and will be satisfied.

         The effectiveness of the Plan is also conditioned upon the occurrence of a number of transactions and events. Unless waived, the non-satisfaction of a condition will make consummation of the Plan impossible. However, each of such conditions may be waived by the Debtor pursuant to Section 10.03 of the Plan. Consummation of the Plan is conditioned upon the Confirmation Order becoming a Final Order.

         The Debtor now believes that each of the conditions to consummation contained in the Plan can or will be satisfied or otherwise waived in accordance with the terms of the Plan. As described above, however, the occurrence of such satisfaction or waiver is, however, dependent upon a variety of facts and circumstances, some of which are beyond the control of the Debtor. Thus, there can be no assurance that such conditions to consummation of the Plan will be satisfied, or if not so satisfied, will be waived as provided by the Plan.

Miscellaneous Provisions of the Plan

         Discharge. The Code and the Plan provide that (except as otherwise provided in the Confirmation Order) upon the Effective Date, the Debtor (and only the Debtor) shall be discharged and released from any further liability for all Claims that arose prior to the Plan's Confirmation.

         Releases. The Plan provides that, except as otherwise expressly provided in the Plan or the Confirmation Order, on the Effective Date, the Covered Persons are released from any and all claims or liabilities (including claims by the Debtor), other than claims arising from willful misconduct, gross negligence or defalcation and Joint Trade Claims, arising from actions taken in their capacity as such, and from any and all Claims, obligations, rights, causes of action and liabilities which any holder of a Claim against or Interest in the Debtor may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising based in whole or in part upon any act or omission, transaction or other occurrence taking place on or before the Effective Date in any way relating to the Debtor, the Chapter 11 Case, or the Plan, including, without limitation, any Claims of equitable subordination or similar assertions (together, the "Released Claims"). For the purposes of this release, the term "Covered Person" means the Debtor and each of its wholly owned subsidiaries, together with their respective present and former directors, officers and employees.

         The Plan provides that, except as otherwise expressly provided herein or in the Confirmation Order, on the Effective Date, each holder of any Claim against the Debtor receiving, or entitled to receive, payments or distributions pursuant to the Plan on account of such Claim, shall be deemed to have forever waived, released and discharged all rights, causes of action and claims, in law or in equity, whether based on tort, fraud, contract or otherwise, which they heretofore or hereafter possessed or may possess against any Covered Person arising in any manner from (i) the issuance, offering or sale of any interest in any of the Old Secured Notes or the amendment of any term of the Old Indenture,
(ii) the disclosure made by any Covered Person in any document used in connection with the issuance, offering or sale of any interest in any of the Old Secured Notes, or the amendment of any term of the Old Indenture, (iii) the due diligence undertaken by any Covered Person in connection with the issuance, offering and sale of any interest in any of the Old Secured Notes or the amendment of any term of the Old Indenture, or (iv) as against any Covered Person, such holder's acquisition, ownership or disposition of any interest in any of the Old Secured Notes (together, the "Released Claims"). From and after the Effective Date, any such right, cause of action or Claim against any Covered Person shall, without the necessity for any further action by, or notice to, any holder, automatically be relinquished, conceded, extinguished, canceled and terminated as a result of the waiver, release and discharge contained in Section 9.3 of the Plan and the Confirmation Order shall provide that such holders, with respect to any such rights, causes of action and Claims, will be permanently enjoined on and after the Effective Date from acting or proceeding in any manner, including without limitation, commencing, conducting or continuing in any manner, directly or indirectly any suit, action or proceeding of any kind (including, without limitation, any thereof in a judicial, arbitral, administrative or other forum against any Covered Person) in derogation of the release contemplated by paragraph 9.3 of the Plan, provided that the foregoing, solely as to any Covered Person, may be subject to review by the court having jurisdiction in respect of such proceeding.

         Subject to exceptions relating to conduct constituting gross negligence or willful misconduct, the Plan also contains certain exculpatory provisions regarding conduct by the Debtor, the Reorganized Debtor, any Creditors' Committee, any of the members of such committee, any of their respective officers, directors, employees or agents (acting in such capacity), and any professional persons employed by any of them for any action taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan, this Disclosure Statement, or any contract, release, or other agreement or document created or entered into, or any other action taken or omitted to be taken in connection with the Plan.

         In consideration for, among other things, the guaranty by the Guarantor of the New Secured Notes and the pledge of collateral securing the payment by the Reorganized Debtor of all obligations under the New Secured Notes, each Noteholder, and its transferees, successors and assignees will be deemed to have forever waived, released and discharged all rights, causes of action and claims, in law or in equity, against the Guarantor arising out of the Old Guaranty or the Old Secured Notes.

         Injunctions. Except as otherwise expressly provided in the Plan, the Confirmation Order will provide that, following the Effective Date, all Persons who have held, hold or may hold Claims or Interests are, with respect to any such Claim or Interest, will be permanently enjoined on and after the Effective Date from: (a) commencing, conducting or continuing in any manner any suit, action or other proceeding of any kind (including, without limitation, any thereof in a judicial, arbitral, administrative or other forum) against the Debtor or Reorganized Debtor, any of its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor, (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, of any judgment, award, decree or order against the Debtor or Reorganized Debtor, any of its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing, or any property of any such transferee or successor, (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtor or Reorganized Debtor, any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing, (d) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due the Debtor or Reorganized Debtor, any of the property of the Debtor or the Reorganized Debtor, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing, or (e) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan and the Confirmation Order. Notwithstanding anything in the Plan to the contrary, nothing in Paragraph 9.4 of the Plan or elsewhere in the Plan shall in any way affect or impair any rights or causes of action against any Person other than any Covered Person. Upon the Effective Date, all Noteholders and their respective transferees, successors and assigns will be permanently enjoined from commencing, conducting or continuing in any manner whatsoever any action to recover from the Guarantor any amounts owing under the Old Guaranty or the Old Secured Notes.

         Indemnification. To facilitate the expeditious and effective reorganization of the Debtor through the Plan, the Reorganized Debtor will indemnify, hold harmless and reimburse any present and former director, officer or employee pursuant to the provisions of its certificate of incorporation and by-laws and applicable provisions of the laws of New Jersey from and against any and all losses, claims, damages, liabilities and actions asserted or filed against such persons for, by reason of, arising from, in connection with, involving, or related to services rendered or acts or omissions to act in those capacities relating to or arising out of the facts and claims alleged or asserted, or which could have been alleged or asserted prior to the Confirmation Date. The indemnification provisions of the Plan shall not apply to claims and liabilities asserted and found by a court of competent jurisdiction to arise from gross negligence, willful misconduct or defalcation by the Person seeking indemnification. The indemnifications provided under the Plan will survive confirmation of the Plan and shall not be discharged pursuant to section 1141 of the Bankruptcy Code. The Reorganized Debtor will be obligated to pay any legal or other expenses reasonably incurred by such indemnified party in connection with this indemnification provision or the enforcement thereof.

         Retention of Jurisdiction. The Plan provides that notwithstanding confirmation of the Plan or the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction of the chapter 11 case for certain purposes, including, without limitation, (a) to determine the Allowed Amount of Disputed Claims; (b) to resolve controversies and disputes regarding interpretation and implementation of the Plan, including, without limitation, the determination of the status of any contract of the Debtor claimed by any Person to constitute an executory contract as of the Filing Date and the resolution of any disputes concerning whether any Person had sufficient notice of the chapter 11 case, any applicable claims bar date, the hearing on the approval of the Disclosure Statement as containing adequate information, the hearing on the confirmation of the Plan for the purpose of determining whether a Claim or Interest is discharged thereunder or for any other purpose; (c) to enter orders in aid of the Plan, including, without limitation, appropriate orders (which may include contempt or other sanctions) to protect the Debtor and Reorganized Debtor; (d) to modify the Plan or remedy any apparent defect or omission in the Plan; (e) to determine any and all applications, objections to claims, adversary proceedings and contested or litigated matters pending on the Confirmation Date or as filed pursuant to the Bankruptcy Code or order of the Bankruptcy Court, including, without limitation, proceedings and matters filed subsequent to the Confirmation Date that could have been filed prior to the Confirmation Date and which are authorized to be brought under section 1123(b) of the Bankruptcy Code; and (f) to allow, disallow, estimate, liquidate or determine any Claim and to enter or enforce any order requiring the filing of any such Claim before a particular date.

         Trading Restrictions. The New Common Stock issued under the Plan may be subject to certain restrictions on transfer. In addition to restrictions on trading under applicable securities laws, additional restrictions are set forth in Section 9.6(a) of the Plan.

         Registration Rights. Upon request of either the Advisory Committee or an original holder of any restricted New Secured Notes or New Common Stock issued pursuant to the Plan, the Reorganized Debtor will cause a registration statement to be filed no later than 120 days after such request pursuant to Rule 415 of the Securities Act of 1933. Thereafter, the Reorganized Debtor will use its best efforts to cause such registration statement to be declared effective and to keep such registration statement continually effective for 18 months thereafter.

         5.3. Financing Arrangements. Cash distributions under the Plan will be financed out of Cash generated from the operations of the Debtor and its subsidiaries. The Debtor does not currently intend to seek additional financing for purposes of making distributions under the Plan. After the Effective Date, however, the Debtor and is subsidiaries most likely will seek outside sources of funds to finance ongoing development projects and future expansion.

         5.4.  Methodology Used By Debtor In Arriving At Certain Assumed Values.

Enterprise Value and Reorganization Equity Value

The Debtor believes that the value of the Reorganized Debtor, on a debt-free basis, as of the Effective Date (the "Enterprise Value") is $23.32 million, based upon advice from, and consultation with, the Debtor's financial advisors regarding ranges of enterprise values. The Debtor provided its financial advisors with cash flow projections for the post-confirmation operation of the Debtor's business. (See cash flow projections for Cases A, B and C (collectively, the "Scenarios") annexed as Appendix 4.) Due to the uncertainty surrounding the CDGC Naragansett project and the ability of the Debtor's management to attract and enter into new management agreements, there is a significant difference among the various cash flow projections. The financial advisors determined that the appropriate valuation methodology was to discount the projected future cash flows in each of the three Scenarios, producing a range of Enterprise Values from $19 million (Case A) to $31 million (Case C). Based upon their knowledge and experience in the gaming business generally, their familiarity with the Debtor's business and the Debtor's description of its contracts, the financial advisors determined that each Scenario required application of varying discount rates to reflect, among other things, the inherent risks in realizing each of the assumptions underlying the Scenarios. Scenario A (the Stub Company) has less inherent risk than Scenarios B and C because it is the only Scenario based solely upon existing contracts for which historical cash flows and data exist. Scenarios B and C are inherently riskier than Scenario A due to, among other things, regulatory and legal hurdles to obtaining a management contract, as well as uncertainty regarding the achievability of projections for which there is neither historical experience nor comparable market data. Of the three Scenarios, the financial advisors believe that Scenario C -- involving development of a Naragansett casino -- is the least likely to occur.

The financial advisors derived the implied equity value of the Reorganized Debtor on the Effective Date (the "Reorganized Equity Value") by calculating the mathematical difference between Enterprise Value and the Reorganized Debtor's "Net Debt" as of the Effective Date. "Net Debt," as used herein, means the aggregate amount of the Reorganized Debtor's long-term debt (consisting principally of the New Secured Notes to be issued under the Plan), less the Debtor's excess cash balances, on the Effective Date. Based on the Debtor's projections, the financial advisors assumed that such excess cash balances would be $1 million. While the principal face amount of the New Secured Notes is $22 million, the value at which such notes must be recorded on the Debtor's books pursuant to GAAP is less than $22 million because the New Secured Notes will neither pay nor accrue interest during the first year after their issuance. The financial advisors have determined that the New Secured Notes should be recorded at $19.56 million on the debtor's books. Based on the foregoing, the financial advisors computed that Net Debt is $18.56 million and, accordingly, the implied Reorganization Equity Value of the Reorganized Debtor ranges from approximately $0.44 million ($19 million less $18.56 million) to $12.44 million ($31 million less $18.56 million). The Debtor, based upon its belief that Enterprise Value will be $23.32 million, believes that implied Reorganization Equity Value will be approximately $4.76 million.

         The Plan contemplates the issuance of 2 million shares of New Common Stock. Utilizing the Debtor's Reorganized Equity Value of $4.76 million, the Debtor has calculated the per share value of the New Common Stock to be $2.38. The following table summarizes certain of the calculations made above.

                            CALCULATION OF PER SHARE
                            VALUE OF NEW COMMON STOCK

DEBTOR'S ESTIMATE OF ENTERPRISE VALUE                               $23,320,000
REORGANIZATION DEBT                               $22,000,000
(NEW SECURED NOTES AT
FACE VALUE)

(LESS DISCOUNT)                                   $(2,440,000)
LESS BOOK VALUE OF REORGANIZATION DEBT                             $(19,560,000)
PLUS ESTIMATED STARTING EXCESS CASH BALANCES
                                                                    $ 1,000,000
REORGANIZED EQUITY VALUE                                            $ 4,760,000

PER SHARE REORGANIZED EQUITY VALUE BASED ON
ISSUANCE OF 2 MILLION SHARES OF NEW COMMON STOCK                    $ 2.38

Calculation of Claims of Noteholders

         As of the Filing Date, the Debtor was indebted to the Noteholders for principal and interest due under the Notes aggregating $103,200,000 (the "Noteholders' Claim"). The Noteholders' Claim has been calculated as follows:

     Date                     Description                          Amount
     ----                     -----------                          ------
February 17, 1994        Notes Issued                            $135,000,000
March 30, 1995           Equity For Debt Swap                    $ (8,000,000)
                                                                 $127,000,000

2/1/95 -- 6/30/96        Interest Payments                       $ 20,692,873
7/1/96 -- 7/29/96        Interest Payment                        $  1,176,514
July 29, 1996            Total Indebtness before Payment Date    $148,869,387
July 30, 1996            Distribution of Cash Under Crescent
                         City Plan and Proceeds from Cash in
                         Trust                                  ($ 49,986,000)
July 30, 1996            Total Indebtedness after Payment
                         Date                                    $ 98,883,387
December 23, 1996        Interest Accrued from August 1,
                         1996 through December 22, 1996
                                                                 $  4,316,612
December 23, 1996        Total Noteholder Claim                  $103,200,000


The Indenture Trustee calculates the Noteholders' claim as follows:

                        First Trust National Association
               Proof of Claim Calc: Capital Gaming International

                         Last Coupon                 2-1-95
                         Coupon Rate                 11.5%
                         Basis                           360 days

                              Original Principal         $135,000,000
                              Debtor Holds                ($8,000,000)
                              Net Outstanding            $127,000,000

                               Days            Amount              Balance
                               ----            ------              -------

          8-1-95 Int Due       180             $7,302,500         $134,302,500

          2-1-96 Int Due       180             $7,722,394         $142,024,894

          7-26-96 Int Due      176             $7,984,955         $150,009,849

          7-26-96 Payment                    ($49,986,000)        $100,023,849

          12-23-96 Int Due     146             $4,665,001         $104,688,850

                       Total Due                                  $104,688,850


         The Debtor has calculated the Noteholders' Claim to be $103,200,000. The Indenture Trustee calculates the Noteholders' Claim to be $104,688,850. The discrepancy arises from the technical calculation of accrued interest. The calculation of interest will be resolved prior to confirmation of the Plan. The Noteholders' Claim shall be allowed in an amount of no less than $103,200,000 and no more than $104,688,850. If the Noteholders' Claim is $104,688,850, the economic impact should not be significant.

         As collateral for the Noteholder Claim, the Indenture Trustee continues to hold a security interest in and lien on (i) substantially all of the assets of the Debtor,* including, without limitation, the shares of CGMI owned by CGI, and (ii) all of the assets of CGMI. The Debtor and the Creditors' Committee and their respective counsel have reviewed the liens asserted by the Indenture Trustee and have preliminarily concluded that such liens are valid, perfected and unavoidable as to all assets of the Debtor other than as to the Debtor's shares of CDGC and as to an intercompany loan receivable of $350,000 due to the Debtor from CDGC, which is represented by a note.

         The Noteholders' Secured Claim is equal to the going concern value of the Debtor's property in which Noteholders have a security interest. The Noteholders' Secured Claim is therefore equal to: (a) the value of CGMI (b) cash of the Debtor, plus (c) the value of the Debtor's other assets, particularly intercompany advances made by the Debtor to CDGC.

              (a) Value of CGMI. The Noteholders are entitled under their security agreements to all of the cash flow generated by CGMI. The Debtor has provided its financial advisors with its projections of the net cash flow to be generated by CGMI under its existing management agreements with Native American tribes. Based upon such projections, the financial advisors have valued CGMI at approximately $20.725 million.

              (b) Cash Collateral. The Indenture Trustee holds or otherwise has a lien on approximately $1,500,000 in cash consisting of (i) the $500,000 escrow fund held in connection with the sale of CCCDC to an affiliate of Casino Magic Corporation (see discussion at Section 4.3), plus (ii) the sum of approximately $1,000,000 which the Debtor has projected will be on hand on the Effective Date, which represents cash proceeds of management agreements owned by CGMI, which are subject to the Indenture Trustee's liens.

[FN]
_______________________________

* The only property of the Debtor against which the Noteholders do not have a lien, are the Debtor's shares of CDGC. The Debtor believes that the Indenture Trustee was not granted a lien on such shares. However, the Indenture Trustee and Noteholders Steering Committee claim a lien on the Narragansett contract as well as a lien on all intercompany receivables due from CDGC. Nevertheless, since the shares of CDGC were not held by the Indenture Trustee on the Petition Date, it is likely that even if the Indenture Trustee had a lien on such shares, such lien would be unperfected and could be avoidable under applicable provisions of the Bankruptcy Code. In any event, the Debtor believes that based on existing legislation in Rhode Island (see discussion at Section 4.3), the value of CDGC is unlikely to exceed the aggregate amount of CDGC's indebtedness (which the Debtor believes is at least $2.5 million) and that consequently, the shares of CDGC have no value at the present time.

         (c) Other Assets. The only other asset which may have any material value are loans receivable created by cash advances by the Debtor to CDGC. As of the Petition Date, CDGC owed the Debtor $2.3 million. All of such indebtedness (other than $350,000 represented by a note which was not delivered to the Indenture Trustee) is subject to the lien of the Indenture Trustee. For the purposes of this Disclosure Statement, the Debtor has presumed that such amounts are collectible in full. (To the extent that CDGC might be determined to have a value in excess of $2.3 million, the Noteholders have asserted that such excess value is subject to their lien under various legal theories.)

         (d) Noteholders' Secured Claim. Based upon the foregoing, the Debtor believes that the Noteholders' Secured Claim is at least $23.5 million. For the purposes of this Plan, the Debtor and Noteholders Steering Committee have agreed to the allowance of the Noteholders' Secured Claim for $23.5 million.

         (e) Noteholders' Deficiency Claim. The Noteholders' Deficiency Claim is equal to $79.7 million, that being the mathematical difference between the total Noteholder Claim of $103.2 million and the Noteholders' Secured Claim of $23.5 million.

                                   ARTICLE VI.
                        BOARD OF DIRECTORS AND MANAGEMENT
                            OF THE REORGANIZED DEBTOR

         6.1. Post-Confirmation Management. As of the Effective Date, the Board of Directors of the Reorganized Debtor shall consist of a minimum of three and a maximum of seven members. It is anticipated that the members of the initial Board of Directors of the Reorganized Debtor and the senior officers thereof after the Effective Date shall include the following persons:

              Name                                   Position
              ----                                   --------

              Edward M. Tracy          Director; President and Chief Executive
                                                 Officer

              Col. Clinton L. Pagano   Director; Executive Vice President of
                                                 Compliance

              William S. Papazian      Senior Vice President, Secretary and
                                                 General Counsel

              Cory H. Morowitz         Acting Chief Financial Officer

         On or before the Confirmation Date, the Noteholder Steering Committee will designate four persons to serve on the Board of Directors of the Reorganized Debtor. The Reorganized Debtor and the Noteholder Steering Committee designees will use their best efforts to seek the appropriate licensing to allow the Noteholder Steering Committee designees to serve on the Board of Directors. Once licensed, the Noteholder designees shall be added to the Board of Directors.

         Except with the consent of the majority of the Board of Directors, each of the Noteholder Steering Committee designees must meet the following minimum qualifications or will be disqualified from service on the Board of Directors of the Reorganized Debtor:

         1. The new designee may not beneficially own or control, now, during the prior five (5) years or at any time during service on the Board of Directors, 1% or more of the outstanding debt or equity securities of any entity engaged in the gaming industry;

         2. The designee may not serve, now, at any time during the prior five
(5) years or at any time during service on the Board of Directors, as an officer, director or agent of any entity engaged in the gaming industry;

         3. The designee may not have any conflict of interest that would impair such designee's ability to serve fairly and impartially; and

         4. The designee generally shall be of good character and reputation.

         The Amended Indenture provides that until the designees of the Noteholder Steering Committee become licensed and are added to the Board of Directors or the New Secured Notes are satisfied in full, there shall be an Advisory Committee (as defined in the Amended Indenture) that shall have rights to approve certain transactions entered into by the Reorganized Debtor. On or before the Confirmation Date, the Noteholders Steering Committee shall designate, subject to Bankruptcy Court approval, those individuals who will serve on the Advisory Committee. The Advisory Committee will also be empowered under the Amended Indenture to waive certain covenants by the Reorganized Debtor therein.

         The following information is provided in respect of the senior management and members of the Board of Directors of the Reorganized Debtor:

         Edward M. Tracy (44) is the Primary Management Official with respect to each management contract and Federal, state and tribal license pursuant to which the Debtor operates. Mr. Tracy is one of the few casino executives in the industry who possesses both casino management and development expertise as well as the integrity and licensability required for obtaining, developing and maintaining the Debtor's management contracts. He has been instrumental in obtaining and maintaining the Debtor's management and development contract with the Narragansett Tribe. Mr. Tracy was appointed President and Chief Operating Officer and a Director of the Company on January 7, 1993, and he became Chief Executive Officer on May 30, 1995. From April 1991 until January 1993, Mr. Tracy was President of Casino Management, Inc., a casino management consulting company. From February 19, 1990 to April 1991, Mr. Tracy was President and Chief Executive Officer for The Trump Organization which includes Trump Plaza, Trump Castle, Trump Regency and Trump Taj Mahal Casinos in Atlantic City, New Jersey. He served as President and Chief Operating Officer for Trump Castle from May 1989 to February 1990. From November 1986 to May 1989, Mr. Tracy was Vice President and General Manager of the Sands Hotel and Casino in San Juan, Puerto Rico. Mr Tracy has been employed in the gaming and hospitality business for 18 years. In addition to other contractual benefits, Mr. Tracy's employment agreement provides for an annual base salary of $495,000.

         William S. Papazian (34) was appointed Senior Vice President, General Counsel and Corporate Secretary of the Company on May 23, 1994 and he became Senior Vice President on June 17, 1995. Prior to that, he maintained a gaming, corporate and securities practice and represented the Debtor as an attorney with the firm of Mason, Briody, Gallagher & Taylor in Princeton, New Jersey. Mr. Papazian has also served as Associate General Counsel to Mercy Medical Center in New York, New York and has practiced corporate law with the firm of Farrell, Fritz, Caemmerer, Cleary, Barnosky & Amentano in Uniondale, New York. Mr. Papazian has been practicing corporate and regulatory law since 1986, and is admitted to the bar in the States of New Jersey, California, New York and Pennsylvania. Mr. Papazian is a recognized expert in Native American gaming law and regulation and is also highly experienced in other aspects of gaming law and regulation. He is admitted to practice law in New York, New Jersey, California and Pennsylvania. In addition to other contractual benefits, Mr. Papazian's employment agreement provides for an annual base salary of $200,000.

         Col. Clinton L. Pagano (69) was appointed Executive Vice President of Compliance and a Director of the Company in November 1992. Col. Pagano was the Superintendent of the New Jersey State Police from 1975 to 1990, during the tenures of two Governors. During 1990 and 1991, Col. Pagano was Director of the New Jersey Division of Motor Vehicles, a position he was appointed to by a third New Jersey Governor. Col. Pagano has over 40 years of law enforcement and regulatory experience including the implementation in New Jersey of a coordinated state and Federal organized crime control program. During his tenure as Superintendent of the New Jersey State Police, Col. Pagano was the State Director of Emergency Management, a Federal crisis management program and was also responsible for developing and implementing various security programs for the New Jersey Sports and Exposition Authority. Colonel Pagano is also presently a director of Digital Products Corporation of Florida. Col. Pagano is considered a foremost expert on gaming licensure and regulation. His reputation for law enforcement and integrity is particularly important in the Native American gaming segment. In addition to other contractual benefits, Col. Pagano's employment agreement, as modified, provides for an annual base salary of $100,000.

         Annexed hereto as Appendix "7" is a summary of the compensation paid by the Debtor to its senior management.

         The Debtor is not aware of any family relationship between any director or executive officer and any other director or executive officer of the Debtor.

         The Debtor's directors currently receive no compensation from the Debtor but are reimbursed for their expenses in connection with their attendance at each Board of Directors meeting.

         6.2. Management Incentive Programs. In order to induce the Key Officers (Edward M. Tracy and William S. Papazian) to remain with the Debtor during the restructuring process and to reward them for maintaining and enhancing the value of the Debtor's assets and business for the benefit of the Debtor's creditors and shareholders, the Reorganized Debtor will distribute to the Key Officers on the Effective Date, the Confirmation Payment, in such proportion to each Key Officer as the Board of Directors of the Debtor shall determine, provided, however, that the allocation of such Cash and notes shall be consistent with any understandings existing between and among the Debtor and its Key Officerrs. The Confirmation Payment is comprised in the aggregate of: (a) $250,000 in Cash and
(b) $550,000 in New Secured Notes. In addition, the Reorganized Debtor shall distribute to the Key Officers 3.34% of the issued and outstanding shares of New Common Stock on the Effective Date and 3.33% of the issued and outstanding shares of common stock of the Reorganized Debtor on each of the first and second year anniversaries of the Effective Date.

         In addition, the Noteholders have agreed under the Plan to cap their distributions of New Common Stock at 1,600,000 shares; provided that 50% of those shares otherwise distributed to the Noteholders but for the effect of the cap (up to a maximum of 75,000 shares) are distributed to the Key Offices; the remaining 50% of such shares will be distributed to the holders of Class 4 Claims (other than with respect to the Noteholder Deficiency Claim).

         Assuming the Noteholder Deficiency Claim is allowed for $79.7 million, the Debtor projects that the aggregate Allowed Amount of Class 4 Claims would have to be reduced to approximately $111.7 million before any such additional shares would be distributed. Once such threshold is reached, each reduction of Class 4 Claims by $1 million will result in the freeing up of approximately 3,500 additional shares for distribution in equal shares to Key Officers (50%) and holders of allowed Class 4 Claims other than Noteholders (50%).

         Finally, on the Effective Date, the Reorganized Debtor shall be deemed to have adopted the Post-Confirmation Employee Incentive Plan, without further corporate authority or action. The terms of the proposed Post-Confirmation Employee Incentive Plan are outlined in Exhibit "C" to the Plan.

         6.3. Employment Agreements. The following is a brief description of the salient terms of existing employment agreements between the Debtor and the Debtor's senior management:

         The Debtor entered into an employment agreement with I.G. Davis, Jr., Chairman and former Chief Executive Officer on May 30, 1995 (the "1995 Davis Agreement") which agreement provides for, among other things, a three-year term commencing May 30, 1995 and automatic one-year extensions; annual salary at the rate of $297,000 per year, additional incentive compensation equal to 60% of any incentive compensation awarded to the Debtor's Chief Executive Officer, one year's severance pay in the event of termination of the 1995 Davis Agreement by the Debtor due to a failure by Mr. Davis to obtain or retain a necessary regulatory permit, license or approval; upon a termination without cause by the Debtor, the Debtor is obligated to pay Mr. Davis in specified increments the present value of (x) all salary which would have been earned but for such termination without cause for a period of three years commencing on such termination date plus (y) three times Mr. Davis's incentive compensation for the last full fiscal year preceding such termination. In the event of a change in control (as defined in the 1995 Davis Agreement ) Mr. Davis has the right to terminate the agreement and become entitled to the payments described above with respect to a termination without cause, subject to specified limitations. The 1995 Davis Agreement includes a nine-month noncompetition covenant and customary confidentiality covenant. In the event the Debtor does not obtain specified Director and Officer liability insurance, the Debtor is obligated to pay Mr. Davis $100,000 a year. On November 1, 1995, Mr. Davis voluntarily agreed to defer and accrue payment of his salary until such time as he notifies the Debtor otherwise. Mr. Davis reserved his right to receive such deferred salary provided for by the terms of the 1995 Davis Agreement . All terms of Mr. Davis' prior employment agreement remain unchanged.

         The Debtor entered into an employment agreement with Edward M. Tracy, President, Chief Executive Officer and Chief Operating Officer on May 30, 1995 (the 1995 Tracy Agreement") which agreement provides for, among other things, a three-year term commencing May 30, 1995 and automatic one-year extensions; annual salary at the rate of $495,000 per year, incentive compensation as determined by the Executive Compensation Committee of the Debtor's Board of Directors, and one year's severance pay in the event of termination of the 1995 Tracy Agreement by the Debtor due to a failure by Mr. Tracy to obtain or retain a necessary regulatory permit, license or approval. Upon a termination without cause by the Debtor, the Debtor is obligated to pay Mr. Tracy, in specified increments, the present value of (x) all salary which would have been earned but for such termination without cause for a period of three years commencing on such termination date plus (y) three times Mr. Tracy's incentive compensation for the last full fiscal year preceding such termination. In the event of a change in control (as defined in the 1995 Tracy Agreement ), Mr. Tracy has the right to terminate the agreement and become entitled to the payments described above with respect to a termination without cause, subject to specified limitations. The 1995 Tracy Agreement includes a nine-month noncompetition covenant and customary confidentiality covenant. In the event the Debtor does not obtain specified Director and Officer liability insurance, the Debtor is obligated to pay Mr. Tracy $100,000 a year.

         Col. Clinton L. Pagano (retired) is a director of the Debtor and also acts as the Debtor's Executive Vice President of Compliance. He is compensated pursuant to a three-year employment agreement with the Debtor dated October 17, 1993 providing for an annual salary of $150,000. As of October 1, 1994, Col. Pagano's Employment Agreement was amended by resolution of the Board of Directors to provide for a current annual salary of $260,000. In the event of a change of control of the Debtor, Col. Pagano's employment agreement provides that the Debtor, and any successors, will continue to honor and be bound by the agreement. During the duration of the employment agreement, the Debtor (or its successor) is obligated to continue to pay a level of compensation not less than the level applicable on the change of control date, fully perform the Debtor's obligations on the change of control date, and continue benefit programs in effect on the change of control date. Col. Pagano's employment agreement provides that it may be terminated without cause upon 90 days' notice, in which event the Debtor will be obligated to continue his salary and benefits for the balance of the agreement, or 90 days, whichever is longer. In the event of the death or disability of Col. Pagano, compensation will continue for a period of six months following the occurrence of such an event. On November 1, 1995, Col. Pagano voluntarily agreed to defer and accrue $160,000 per year of his $260,000 per year salary until such time as he notifies the Debtor otherwise. Col. Pagano reserved his right to receive the deferred salary. All terms of Co.
Pagano's prior employment agreements remain unchanged.

         The Debtor entered into an employment agreement with William S. Papazian, Senior Vice President and General Counsel, Corporate Secretary on May 17, 1996 which agreement provides for, among other things, a three year term commencing on June 1, 1996 with automatic one-year extensions; annual salary of $160,000 which was increased to $200,000 retroactive to July 1, 1996, in connection with the Debtor's ongoing reorganization; incentive compensation as determined by the Executive Compensation Committee of the Debtor's Board of Directors, and Debtors one year's severance pay in the event of termination of the agreement by the Debtor due to a failure by Mr. Papazian to obtain or retain a necessary regulatory permit, license or approval. Upon a termination without cause by the Debtor, the Debtor is obligated to pay Mr. Papazian, in specified increments, the present value of (x) all salary which would have been earned but for such termination without cause for a period of three years commencing on such termination date plus (y) three times Mr. Papazian's incentive compensation for the last full fiscal year preceding such termination. In the event of a change in control, Mr. Papazian has the right to terminate the agreement and become entitled to the payments described above with respect to a termination without cause, subject to specified limitations. The agreement includes a customary confidentiality covenant.

                                  ARTICLE VII.
                            ALTERNATIVES TO THE PLAN

         The Debtor, after analyzing its alternatives and consulting with its appropriate advisors as well as the Noteholders Steering Committee, believes that the Plan provides creditors with the earliest and greatest possible value that can be realized on their respective Claims. The principal alternatives to confirmation of the Plan are: (i) confirmation of alternative plans submitted by the Debtor or by another party in interest; or (ii) liquidation of the Debtor under chapter 7 of the Bankruptcy Code.

         If the Plan is not accepted, other parties in interest may have an opportunity to file one or more alternative plans. The Debtor believes that this alternative would result in costly and time-consuming litigation detrimental to all Classes of creditors of the Debtor. The Debtor has considered alternatives to the Plan, including, without limitation, alternatives which would involve the funding of distributions to the existing creditors of the Debtor through the issuance of debt and or equity securities, which securities would be serviced from the prospective operating cash flows of the Reorganized Debtor. The Debtor, believes that the Plan offers to its creditors aggregate distributions which exceed those that could be obtained through the public or private sale of new debt or equity securities.

         The Debtor believes that the "stand-alone" alternative adopted in the Plan is most beneficial to creditors and equity interest holders. A sale of the Debtor to a third party or other alternatives resulting in a change in control of the Debtor, could severely limit the Debtor's use of substantial tax loss carryforwards that the Reorganized Debtor may have. Moreover, the implementation of other alternatives could also increase substantially the operating and financial risk of the Debtor as a result of a variety of factors, including the possible termination of Native American Tribe management contracts. Finally, no assurances would be possible that the Debtor would be able to obtain financing from a third party sufficient to consummate an alternative plan. The Debtor therefore has concluded that the "stand alone" Plan represents the most feasible, certain and efficient method of providing for value to creditors and equity interest holders.

         7.1. Liquidation as an Alternative. The Debtor believes that a liquidation of the Debtor would not be in the best interest of the Debtor or its creditors and would provide certain holders of Claims with little or no return. As the liquidation analysis included as Appendix 5 hereto indicates, a liquidation of the Debtor would result in a substantial excess of liabilities over assets. Liquidation under chapter 7 of the Bankruptcy Code would require the appointment by the Bankruptcy Court of a trustee, having no historical experience or knowledge of the Debtor's business, records or assets. The additional administrative costs incurred also could be substantial and the Debtor believes that conversion to a chapter 7 proceeding would have a substantial adverse effect on the businesses of the Debtor's subsidiaries. Appointment of a trustee for the Debtor would give certain of the Native American Tribes the right to terminate their management agreements with CGMI and CDGC, and would destroy any ability by CGMI and CDGC to negotiate new management agreements in the future.

         In addition, if the Debtor were liquidated, CGMI and CDGC would no longer have properly licensed ownership and management, thus limiting CGMI and CDGC's ability to operate their respective businesses in certain jurisdiction.

         For the reasons stated above, the Debtor believes that any alternative to confirmation of the Plan would result in substantial delays and lesser recoveries.

         7.2. Best Interests Of Unsecured Creditors And Shareholders. Notwithstanding acceptance of the Plan by creditors, in order to confirm the Plan the Bankruptcy Court must independently determine that the Plan is in the best interests of all Classes of creditors and shareholders. This "best interests" test requires that the Bankruptcy Court find that the Plan provides to each member of each impaired Class of Claims and Interests a recovery which has a present value at least equal to the present value of the distribution which each such person would receive from the Debtor if the Debtor were instead liquidated under chapter 7 of the Bankruptcy Code.

         THE DEBTOR BELIEVES, AFTER ANALYZING ITS ALTERNATIVES AND CONSULTING WITH ITS APPROPRIATE ADVISORS AS WELL AS THE NOTEHOLDERS STEERING COMMITTEE, THAT THE PLAN IS IN THE BEST INTERESTS OF ALL CREDITORS AND SHAREHOLDERS.

         To calculate the amount which members of each impaired Class of Claims and Interests would receive if the Debtor were to be so liquidated, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the liquidation of the Debtor (the "Liquidation Fund"). The Liquidation Fund would consist of the proceeds from the disposition of the assets of the Debtor plus the amount of any cash held by the Debtor. The Liquidation Fund would then be reduced by the costs of the liquidation. Such costs would likely include the fees of a trustee, as well as those of counsel and other professionals that might be retained by such trustee; selling expenses; any unpaid expenses incurred by the Debtor during its chapter 11 case (such as fees for attorneys, financial advisors and accountants) which are allowed in the chapter 7 proceeding; and claims arising by reason of the trustee's rejection of obligations incurred by such Debtor during the pendency of the chapter 11 case. These claims, and such other claims as might arise in the liquidation or result from the current Debtor's chapter 11 case, would be paid in full out of the Liquidation Fund before the balance of a Liquidation Fund would be made available to pay Unsecured Claims. The present value of the aggregate hypothetical distributions out of the Liquidation

Fund (after subtracting the amounts described above) are then compared with the present value of the property offered to each of the Classes of Claims and Interests under the Plan to determine if the Plan is in the best interests of each creditor and shareholder.

         The Debtor has concluded that a liquidation of the Debtor would result in reduced aggregate distributions to creditors compared to distributions proposed under the Plan. The Debtor's liquidation analysis is annexed hereto as Appendix "5" and the conclusions of this analysis with respect to impaired Classes of Claims and Interests have been summarized therein. The Debtor's analysis is dependent in part on certain assumptions as to the effect of liquidation on the Debtor's wholly-owned subsidiaries.

         Secured Claims, if any, will be treated in accordance with the provisions of section 1124(1), (2) or (3) of the Bankruptcy Code. The Debtor now believes that no such Claims will be asserted. Accordingly, no amounts attributable to Class 3 Claims have been reflected in the foregoing analysis.

         THE DEBTOR BELIEVES THAT THE PLAN PROVIDES THE GREATEST AND EARLIEST POSSIBLE RECOVERIES TO CREDITORS. THE DEBTOR RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

Feasibility

         The Plan will be considered feasible under the Bankruptcy Code if its confirmation is not likely to be followed by the liquidation of the Reorganized Debtor or the need for further financial reorganization of the Debtor, except as provided in the Plan. The Debtor has analyzed its ability to concurrently meet its obligations under the Plan and carry on its operations.

         Assuming satisfaction of the conditions precedent to the effectiveness of the Plan, the Debtor does not anticipate difficulty in performing its obligations under the Plan. Pursuant to the Plan, all Claims against the Debtor shall be discharged and released in full on the Effective Date, and all creditors shall be precluded from asserting against the Debtor and its assets any other or further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. On the Effective Date of the Plan, all rights of holders of Claims or Interests of all Classes under the Plan shall be limited solely to the right to receive the distributions set forth in the Plan, and the holders of such Claims or Interests shall have no further rights against the Debtor by virtue of such Claim. Feasibility of the Plan is enhanced by the fact that a substantial portion of the Debtor's indebtedness will be converted to equity on the Effective Date.

         The Debtor has analyzed the sources and uses of funds in respect of its performance of the terms of the Plan. Moreover, the Debtor has analyzed its ability to meet from ongoing operations the debt service requirements of the New Secured Notes under the New Indenture and other cash distributions required under the Plan. A copy of this analysis, together with certain pro forma and projected financial information in respect of the Reorganized Debtor, are attached as Appendix "4" hereto.

                                  ARTICLE VIII.
                    CONFIRMATION AND CONSUMMATION PROCEDURES

         8.1. Creditors Entitled To Vote. Under the Bankruptcy Code, only creditors or shareholders whose Claims or Interests belong to an impaired Class are entitled to vote to accept or reject a plan of reorganization. Creditors or shareholders whose Claims or Interests are unimpaired are deemed to have accepted the Plan and are not entitled to vote. A creditor's Claim or shareholder's Interest is impaired unless a plan (a) leaves unaltered the legal, equitable and contractual rights to which such Claim or Interest entitled its holder; or (b) reinstates the Claim or Interest pursuant to its terms.

         Pursuant to Rule 3018(a) of the Bankruptcy Rules and subject to section 1126(g) of the Bankruptcy Code, the holder of an impaired Claim which was not a Disputed Claim as of the date this Disclosure Statement was approved, is entitled to vote on the Plan. Moreover, notwithstanding an objection to a Claim or Interest, the Bankruptcy Court may temporarily allow the Claim or Interest in an amount which the Bankruptcy Court deems proper for the purpose of voting on the Plan. Section 1126(g) of the Bankruptcy Code provides that a class is deemed not to have accepted a plan if such plan provides that the claims or interests of such class do not entitle the holders of such claims or interests to receive or retain any property on account of such claims or interests.

         Pursuant to the foregoing, and other terms of the Plan, holders of Allowed Claims in Classes 2, 3 and 4 and Interests in Class 5 are entitled to vote on the Plan.

         8.2. General Voting Instructions. Ballots and certain other materials have been enclosed with each copy of this Disclosure Statement being sent to each holder of an Impaired Class or Interest entitled to vote on the Plan. Creditors and Interest holders should complete and sign each Ballot and return it in the envelope enclosed for such purpose.

         YOUR VOTE WILL NOT BE COUNTED UNLESS RECEIVED BY THE DEBTOR BY 5:00 P.M., EST, ON March 12, 1997. If you are the record or registered holder and the beneficial owner of Old Secured Notes or Old Common Stock, you received your Ballot directly from the Debtor. Your Ballot should be returned directly to the Debtor by mail in the pre-addressed, postage-paid envelope provided herewith as follows:

                  CAPITAL GAMING BALLOTING
                  c/o Bankruptcy Services, Inc.
                  70 East 55th Street
                  New York, New York 10022
                  Attn:  Laura Campbell

         If you are the beneficial owner, but not the record or registered holder of Old Secured Notes or Old Common Stock, you may have received your Ballot directly from the Debtor. If so, your Ballot should be returned directly to the Debtor at the name and address set forth above. If you are the beneficial owner, but not the record or registered holder of Old Secured Notes or Old Common Stock, and you received your Ballot from such record or registered holder (e.g., your bank, custodian or broker), your Ballot should be returned to such record or registered holder. Such holder will tabulate the total amount and number of votes in respect of securities held thereby and forward the results to the Debtor. If you received a return envelope addressed to a broker, bank, nominee or proxy intermediary, you must return your Ballot early enough for your vote to be processed and then forwarded to the Debtor by March 12, 1997. Please allow additional time.

         Registered owners or holders of Old Common Stock and Old Secured Notes which are not also the beneficial owners thereof, and which elect not to provide to the Debtor a complete listing of all of the beneficial owners of such securities as of the Stock Record Date or the Debt Record Date, as the case may be, will be required to summarize and certify to the contents of Ballots returned to them.

         If you have any question concerning the voting procedures for beneficial owners, contact your bank or broker or co-counsel for the Debtor at the above address and phone number.

         DO NOT RETURN OLD SECURED NOTES, EVIDENCE OF INDEBTEDNESS OR OLD COMMON STOCK WITH YOUR BALLOT.

         If a creditor has a Claim in more than one Class under the Plan, such creditor will receive multiple Ballots. If you have received more than one Ballot, you should assume that each Ballot is for a separate Class and you should complete and return all Ballots so received. If a Ballot is damaged or lost, or if you have any questions concerning any voting procedures, you may contact:

                  CAPITAL GAMING BALLOTING
                  c/o Bankruptcy Services, Inc.
                  70 East 55th Street
                  New York, New York 10022
                  Attn:  Laura Campbell

         8.3. Soliciting For Votes. The process of soliciting consents to confirmation of the Plan must be fair and open without outside influence in the form of representations, inducements or duress of any kind. To the extent that you believe solicitation of your vote from any party is being sought outside of the judicially-approved and statutorily-defined disclosure requirements and voting procedures, please contact co-counsel for the Debtor.

         8.4. Acceptance. Acceptance of a plan of reorganization requires that each impaired Class of Claims or Interests (as classified therein) accepts that Plan, with certain exceptions hereinafter discussed in Section 8.5 below. Thus, acceptance of the Plan requires acceptance by each of the impaired Classes.

         Classes of Claims and Interests that are not impaired under a plan are deemed to have accepted the plan. Acceptances of the Plan are being solicited only from those persons who hold Claims or Interests of impaired Classes.

         The Bankruptcy Code defines acceptance of a plan by a Class of Claims as acceptance by the holders of at least two-thirds (2/3) in dollar amount and a majority in number of Claims of that Class, but for that purpose, only those Claims, the holders of which actually vote to accept or reject the Plan, are counted. The Bankruptcy Code defines acceptance of a plan by a Class of Interests as acceptance by the holders of at lease two-thirds (2/3) of the allowed interests in such class, but for that purpose, only those Interests, the holders of which actually vote to accept or reject the Plan, are counted.

         8.5. Non Acceptance And "Cramdown". Pursuant to section 1129(b) of the Bankruptcy Code, the Bankruptcy Court may confirm a plan despite the non-acceptance of the plan by an impaired class. This procedure is commonly referred to as a "cramdown." Section 1129(b) provides that upon the request of the proponent of a plan, the Bankruptcy Court shall confirm the plan despite the lack of acceptance by an impaired class if: (a) the plan does not discriminate unfairly with respect to each impaired class of claims or interests that has not accepted the plan; (b) the plan is "fair and equitable" with respect to each impaired non-accepting class; and (c) at least one impaired class has accepted the plan. The Bankruptcy Code sets forth three different standards for establishing whether a plan is "fair and equitable" with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured claims or interests. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all more junior classes are treated in accordance with the "absolute priority" rule, which requires that the dissenting class be paid in full before a junior class may receive anything under the plan.

         Pursuant to section 1129(b)(2)(B), if a class of unsecured claims rejects a plan it may still be confirmed so long as the plan provides that (a) each holder of a claim included in the rejecting class will receive or retain on account of that claim property which has a value, as of the effective date of the plan, equal to the allowed amount of such claim, or (b) a holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

         Pursuant to section 1129(b)(2)(C) of the Bankruptcy Code, if a Class of Interests rejects a plan of reorganization, such plan may still be confirmed so long as it provides that (a) each holder of an Interest included in the rejecting Class will receive or retain on account of that Interest property which has a value, as of the Effective Date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such Interest; or (b) the holder of any Interest that is junior to the Interest of such Class will not receive or retain under the plan on account of such junior Interest any property at all.

         In the event one or more Classes of impaired Claims rejects the Plan, the Bankruptcy Court will determine at the Confirmation Hearing whether such Plan is fair and equitable and does not discriminate unfairly against any rejecting impaired Class of Claims.

         8.6. Confirmation Of The Plan. In order to confirm the Plan, section 1129 of the Bankruptcy Code requires that the Bankruptcy Court make a series of determinations concerning the Plan, including, without limitation: (a) that the Plan has classified creditor and shareholder interests in a permissible manner;
(b) that the contents of the Plan comply with the technical requirements of the Bankruptcy Code (see discussion herein below); (c) that the Debtor has proposed the Plan in good faith; and (d) that the Debtor has made disclosures concerning the Plan which are adequate and include information concerning all payments made or promised in connection with the Plan and the chapter 11 case. The Debtor believes that all of these conditions have been or will be met.

         The Bankruptcy Code also requires (unless the "cramdown" provisions of the Bankruptcy Code are utilized), as a condition precedent to confirmation, that the Plan be accepted by the requisite votes of each Class of creditors and shareholders voting as separate Classes. Therefore, the Bankruptcy Court must find, in order to confirm the Plan, that the Plan has been duly accepted. In addition, the Bankruptcy Court must find that the Plan is feasible and that the Plan is in the "best interests" of all creditors and shareholders. Thus, even if creditors and shareholders of the Debtor were to accept the Plan by the requisite number of votes, the Bankruptcy Court would be required to make independent findings respecting the Plan's feasibility and whether the Plan is in the best interests of the Debtor's creditors and shareholders, before it can confirm the Plan.

         On the Effective Date of the Plan, the rights afforded to creditors in the Plan shall be in complete satisfaction, discharge and release of all existing Claims of any nature whatsoever against the Debtor and any of its assets or its estate, except as otherwise specifically provided in the Plan.

         8.7. Confirmation Hearing. By Order of the Bankruptcy Court dated February 6, 1997, the Confirmation Hearing has been scheduled for March 19, 1997 at 10:00 a.m., EST. Any objection to confirmation must be made in writing and filed with the Bankruptcy Court with proof of service and received by the following parties on or before five (5:00) o'clock p.m., EST, on March 10, 1997:

                  WILLKIE FARR & GALLAGHER
                  One Citicorp Center
                  153 East 53rd Street
                  New York, New York  10022
                  (212)  821-8000
                  Co-Counsel for Debtor-in-Possession
                  Attention:  Barry N. Seidel, Esq.

                                                       -and-

                  CRUMMY, DEL DEO, DOLAN,
                  GRIFFINGER & VECCHIONE
                  Professional Corporation
                  One Riverfront Plaza
                  Newark, New Jersey 07102-5497
                  (201) 596-4500
                  Co-Counsel for Debtor-in-Possession
                  Attention:  Frank J. Vecchione, Esq.

                                                       -and-

                  CAPITAL GAMING INTERNATIONAL, INC.
                  Bayport One
                  Suite 250
                  Black Horse Pike
                  W. Atlantic City, New Jersey 08232
                  (609) 383-3333
                  Attention:  William S. Papazian, Esq.

                                                       -and-

                  ANDREWS & KURTH L.L.P.
                  425 Lexington Avenue
                  New York, New York 10017
                  (212) 850-2800
                  Counsel for the Noteholders'
                   Steering Committee
                  Attention:  Paul N. Silverstein, Esq.

                                                       -and-

                  FOX, ROTHSCHILD, O'BRIEN & FRANKEL
                  Princeton Pike Corporate Center
                  997 Lenox Drive
                  Building 3
                  Lawrenceville, New Jersey 08648-2311
                  Counsel for the Official
                    Committee of Unsecured
                    Creditors
                  Attn:  Simon Kimmelman, Esq.
                                                       -and-

                  FIRST TRUST, N.A., AS INDENTURE TRUSTEE
                  c/o Oppenheimer Wolff & Donnelly
                  Plaza VII
                  45 South Seventh Street
                  Suite 4500
                  Minneapolis, Minnesota  55402-1609
                  Attn:  Michael B. Fisco, Esq.
                                                       -and-

                  UNITED STATES TRUSTEE
                  United States Department of Justice
                  Office of the United States Trustee
                  One Newark Center, Suite 2100
                  Newark, New Jersey  07102
                  Attention:  Robert Schneider, Esq.

         Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. Unless an objection to confirmation is timely served and filed it may not be considered by the Bankruptcy Court.

                                   ARTICLE IX.
                            FEDERAL TAX CONSEQUENCES

         The following discussion summarizes certain federal income tax consequences of the Plan to the Debtor and holders of Claims and Interests. The analysis contained herein is based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Treasury Regulations promulgated and proposed thereunder, judicial decisions and published administrative rulings and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Legislative, judicial or administrative changes or interpretations enacted or promulgated hereafter could alter or modify the analysis and conclusions set forth below. Any such changes or interpretations may be retroactive and could affect significantly the federal income tax consequences discussed below. This summary does not address foreign, state or local tax law, or any estate or gift tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as taxpayers who are not U.S. domestic corporations or citizens or residents of the United States, S corporations, banks, mutual funds, insurance companies, financial institutions, regulated investment companies, broker-dealers and tax-exempt organizations).

         THE TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. MOREOVER, THE TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE UNCERTAIN DUE TO THE LACK OF APPLICABLE LEGAL PRECEDENT AND THE POSSIBILITY OF CHANGES IN THE APPLICABLE TAX LAW. THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT CHALLENGE ANY OF THE TAX CONSEQUENCES DESCRIBED HEREIN, OR THAT SUCH A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FOREIGN, FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE PLAN.

         9.1. Federal Income Tax Consequences to the Debtor

Utilization by the Debtor of Existing Tax Attributes

         The Debtor may have net operating loss carryovers ("NOLs") as of the Effective Date which will carry over and be available to the Debtor to offset future income. While the issue is not entirely free from doubt, the Debtors do not believe that any of these tax attributes are currently subject to limitation under section 382 of the Tax Code. As discussed below, however, because the Plan will result in an "ownership change" (as defined in section 382 of the Tax Code) with respect to the Debtor, the availability of any such tax attributes to offset income of the Debtor and its subsidiaries after the Effective Date may be severely limited by section 382 of the Tax Code, unless the exception provided in section 382(1)(5) of the Tax Code (the "Bankruptcy Exception") applies. (In general, an ownership change occurs if the stock ownership of a company changes by more than 50 percentage points during a three-year testing period.) These tax attributes will also be reduced by any gain or income recognized as a result of the transactions contemplated by the Plan, in particular, any discharge of indebtedness income ("COI income") excluded from income pursuant to section 108 of the Tax Code. The precise amount of COI income realized but not recognized upon plan consummation has not been finally determined, and will depend in part upon the fair market value of the New Common Stock.

         (a) Effect of Section 382 of the Tax Code. The Plan will cause an "ownership change" within the meaning of section 382 of the Tax Code on the Effective Date.

         In general, unless the Bankruptcy Exception applies, a corporation that experiences an ownership change may utilize its pre-change NOLs (and certain built-in losses) only up to an annual amount equal to the "Section 382 limitation," which is calculated as the product of (i) the federal long-term tax-exempt rate at the time of such ownership change (5.68% for changes occurring in December 1996) and (ii) the fair market value of the equity of the corporation immediately before the ownership change. In a bankruptcy proceeding, however, the fair market value of the equity of the corporation will also include the increase in value resulting from any surrender or cancellation of claims. Further, if section 382 of the Tax Code applies with respect to an ownership change, and the continuity of business enterprise requirement of section 382 of the Tax Code is not satisfied during the two-year period following the date of such ownership change, then the section 382 limitation is limited to recognized built-in gains; the Debtor expects, however, to satisfy this requirement.

         If the corporation's taxable income which would otherwise be offset by NOLs in a given year exceeds the section 382 limitation, the excess is generally subject to federal income tax (except to the extent attributable to certain "built-in gains" of the corporation). NOLs not utilized in a given year by virtue of this limitation remain available for use in future years until their normal expiration dates. To the extent that a corporation's section 382 limitation in a given year exceeds its taxable income for such year, the excess amount will increase the section 382 limitation for the following taxable year.

         (b) The Bankruptcy Exception. Pursuant to the Bankruptcy Exception under section 382(1)(5) of the Tax Code, the general section 382 limitation will not apply if the stockholders and certain "qualified creditors" of such corporation immediately before the ownership change own at least 50 percent of the stock of the corporation, by vote and value, immediately after such change, by virtue of their status as stockholders or "qualified creditors" immediately before such change. For this purpose, stock transferred to a creditor is taken into account only to the extent that such stock is transferred in satisfaction of debt and only if such debt either (i) was held by the creditor at least 18 months before the filing of the Chapter 11 case, or (ii) arose in the ordinary course of the trade or business of the old loss corporation and is held by the person who at all times held the beneficial interest in such debt. These requirements will not apply, however, and thus a loss corporation generally may treat the debt as meeting the holding period requirement, unless (i) the creditor becomes a five percent (5%) shareholder of the loss corporation (directly or indirectly) immediately after the ownership change; or (ii) such creditor's participation in the formulation of the reorganization plan makes it evident to the Debtor that the creditor has not owned the debt in question for the required period.

         Even if the Bankruptcy Exception applies, however, the Debtor must reduce its NOLs and certain other tax attributes by the amount of interest claimed as a deduction on any indebtedness converted into stock during the three-year period preceding the taxable year of the ownership change, in addition to the portion of the current year that precedes the Effective Date. In addition, a second ownership change during the two-year period following consummation of the Plan will effectively eliminate the NOLs and other tax attributes of the Debtor carried forward from pre-Effective Date taxable years with respect to any taxable year ending after the date of the second ownership change.

         The Bankruptcy Exception automatically applies to a plan of reorganization that satisfies its requirements. A debtor has the option, however, to "elect out" of Bankruptcy Exception. In such a case, the normal section 382 limitation will apply, and the NOLs will be subject to the annual limitation as described above. Assuming that the plan qualifies under the Bankruptcy Exception, the Debtor does not presently intend to make this election. Accordingly, to reduce the risk that a second ownership change will occur within 2 years of plan consummation, the Plan will incorporate certain restrictions on the transferability of the New Common Stock (which restrictions shall lapse in the event that the Debtors either do not qualify for the Bankruptcy Exception or choose to elect not have the Bankruptcy Exception apply). There can be no assurance, however, that these restrictions will in fact prevent an ownership change that could adversely affect the Debtor.

         At this time, the Debtor has been unable to determine whether pre-existing shareholders and "qualified creditors" will receive 50 percent or more of the New Common Stock. The Debtor is aware, however, that a significant portion of the Old Senior Notes were acquired less than 18 months prior to the bankruptcy filing. Because holders of the Old Senior Notes will receive up to 80 percent of the New Common Stock pursuant to the Plan, the failure of such holder to meet the definition of a "qualified creditor" will increase the likelihood that the Bankruptcy Exception will not apply. In addition, in the absence of a court order or other mechanism to restrict certain transfers of the Old Senior Notes after the bankruptcy filing, there can be no assurance that holders of Old Senior Notes who in fact acquired their claims more than 18 months prior to the bankruptcy filing will continue to hold the Old Senior Notes at the Effective Time. If the Plan does not satisfy the requirements of the Bankruptcy Exception, the value of any NOLs otherwise available to the Debtor at the Effective Time will be materially diminished.

         (c) Discharge of Indebtedness Income. Under the Tax Code, a taxpayer is generally required to include COI income in gross income. COI income is not includible in gross income, however, if it arises in a case under the Bankruptcy Code. Instead, any COI income otherwise includible in gross income is generally applied to reduce certain tax attributes in the following order: NOLs, general business credit carryovers, minimum tax credit carryovers, capital loss carryovers, the taxpayer's basis in property, and foreign tax credit carryovers

         The discharge under the Plan of certain of the Claims, in particular the Old Senior Notes and, possibly, the promissory notes held by Republic Services Corporation, will result in COI income, which will reduce the tax attributes of the Debtor by the difference between the fair market value of the consideration received by the holders thereof and the amount of the discharged indebtedness.

Alternative Minimum Tax

         The Tax Code provides that, for any taxable year, a corporation's federal income tax liability equals the greater of (i) the regular tax computed at the regular 35% corporate tax rate on taxable income and (ii) the alternative minimum tax ("AMT") computed at a lower tax rate (20%) but on a broader income base (alternative minimum taxable income ("AMTI")). For purposes of computing a corporation's regular federal income tax liability, all of the income recognized in a taxable year may be offset by available NOLs and other tax carryovers (to the extent permitted under, inter alia, sections 382 and 383 of the Tax Code). In contrast, for purposes of computing AMTI, NOLs (as determined for AMT purposes) and other tax carryovers generally are taken into account, but may not offset more than 90% of the pre-NOL AMTI. Thus, a corporation that is currently profitable for AMT purposes generally will be required to pay federal income tax at an effective rate of at least 2% of its pre-NOL AMTI (10% of the 20% AMT tax rate), regardless of the amount of its NOLs. As a result, even if the Debtor is otherwise able to fully shelter its income with NOLs, it will be subject to current taxation in any year in which it has positive net pre-NOL AMTI (including as a result of gain and income recognition in connection with the transactions contemplated by the Plan). To the extent that a corporation's AMT liability for any taxable year exceeds its regular federal income tax liability, the excess may be carried forward as a credit against regular tax liability in subsequent years.

         9.2. Federal Income Tax Consequences to Creditors

Generally

         The federal income tax consequences of the Plan to a Creditor will depend upon several factors, including but not limited to: (i) whether the Creditor's Claim (or portion thereof) constitutes a Claim for principal or interest; (ii) the type of consideration received by the Creditor in exchange for the Claim; (iii) whether the Creditor is a resident of the United States for tax purposes (or falls into any of the special classes of taxpayers excluded from this discussion as noted above); (iv) whether the Creditor has taken a bad debt deduction or worthless security deduction with respect to his Claim, and
(v) whether the Creditor receives distributions under the Plan in more than one taxable year. CREDITORS ARE STRONGLY ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX TREATMENT UNDER THE PLAN OF THEIR PARTICULAR CLAIMS.

Creditors Who Receive Solely Cash

         Creditors receiving solely cash in exchange for their Claims will generally recognize taxable gain or loss in an amount equal to the difference between the amount realized and each such Creditor's adjusted tax basis in the Claim. The amount realized will equal the amount of cash to the extent that such consideration is not allocable to any portion of the Claim representing accrued and unpaid interest. See "Federal Income Tax Consequences to Creditors - Receipt of Interest" below.

         The character of any recognized gain or loss (i.e., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the Creditor, the nature of the Claim in the Creditor's hands, the purpose and circumstances of its acquisition, the Creditor's holding period of the Claim, and the extent to which the Creditor previously claimed a deduction for the worthlessness of all or a portion of the Claim.

         A loss generally is treated as sustained in the taxable year for which there has been a closed and completed transaction, and no portion of a loss with respect to which there is a reasonable prospect of reimbursement may be deducted until it can be ascertained with reasonable certainty whether or not such reimbursement will be recovered.

         Creditors should consult with their own tax advisors as to the matters discussed in this section concerning character and timing of recognition of gain or loss. Because a loss will be allowed as a deduction only for the taxable year in which the loss was sustained, a Creditor that claims a loss in the wrong taxable year risks denial of such loss altogether. In the case of certain categories of Claims, consideration should be given to the possible availability of a bad debt deduction under section 166 of the Tax Code for a period prior to the Effective Date. In addition, a portion of any distributions received after the Effective Date may be taxed as ordinary income under the imputed interest rules.

Creditors Who Receive Cash and Stock

              (a) Generally. The federal income tax consequences of the Plan to the holders of Allowed General Unsecured Claims, who will receive shares of the Debtor Common Stock in addition to Cash, will depend in large part on whether the exchange of their Claims for such consideration will be treated, in whole or in part, as a "recapitalization" of the Debtor within the meaning of section 368(a)(1)(E) of the Tax Code.

              If the exchanges contemplated by the Plan are made pursuant to such a recapitalization, then an exchanging Creditor generally will not recognize any gain or loss for federal income tax purposes (except to the extent of "boot" and any consideration attributable to accrued but unpaid interest). See "Federal Income Tax Consequences to Creditors - Receipt of Interest" below. If an exchange is not made pursuant to a recapitalization, then an exchanging Creditor will recognize gain or loss on such exchange. This discussion assumes that each such Creditor holds its Claim, and will hold any New Common Stock received under the Plan, as "capital assets" within the meaning of section 1221 of the Tax Code.

              In order for an exchange contemplated by the Plan to constitute a tax-free recapitalization, the Claim exchanged by a Creditor must qualify as a "security" for federal income tax purposes, and the Creditor must receive stock (and/or securities) in the exchange. The term "security" is not defined in the Tax Code or the regulations issued thereunder, and has not been clearly defined by court decisions. In general, a debt instrument constitutes a "security" if it represents a participating, continuing interest in the issuer, rather than merely the right to a cash payment. Thus, the term of the debt instrument is usually regarded as a significant factor in determining whether it is a security. The IRS has ruled that a debt instrument with a maturity of ten years or more is treated as a security. However, under the case law, debt instruments with maturities ranging between five and ten years are often held to be securities. Instruments with a five-year term or less rarely qualify as tax securities. Further, claims arising out of the extension of trade credit or litigation generally will not constitute tax securities. Thus, except in certain limited circumstances, it appears that the Claims to be exchanged for the New Common Stock will not constitute securities for tax purposes. Nevertheless, because individual circumstances may differ significantly, the Creditors should consult their own tax advisors.

              (b) Tax Consequences of an Exchange. If an exchange of a Claim for cash and New Common Stock is treated as a recapitalization within the meaning of section 368(a)(1)(E) of the Tax Code, the federal income tax consequences to such Creditors (other than such Creditors who receive only cash in lieu of fractional shares or de minimis interests), would be as follows:

                   (i) Subject to the discussion below as to accrued but unpaid interest, a Creditor would not recognize loss on the exchange, but would recognize gain to the extent of the lesser of (a) the amount of gain realized from the exchange and (b) the amount of the cash received in the exchange (hereinafter referred to as "boot"). The amount of gain realized, if any, would be equal to the excess of
              (a) the sum of the cash and the fair market value of the New Common Stock received, over (b) such Creditor's adjusted tax basis in the Claims surrendered in the exchange.

                   (ii) Any such gain recognized on the exchange would be
              capital gain, and such capital gain would be long-term capital gain if such Creditor held the Claim for more than one year as of the Effective Date.

                   (iii) Except for the consideration treated as received in
              exchange for accrued but unpaid interest: (A) a Creditor should have an aggregate tax basis in the New Common Stock equal to such Creditor's adjusted tax basis in the Claims exchanged therefor, reduced by the amount of any boot received and increased by any gain recognized on the exchange, and (B) the holding period of the New Common Stock should include the holding period of the Claims exchanged therefor.

                   (iv) A Creditor receiving cash in lieu of fractional shares or de minimis interests will be treated as having received such New Common Stock and having exchanged it for cash in a transaction which would be a transaction subject to section 302 of the Tax Code and related provisions. Any such exchange should generally result in capital gain or loss measured by the difference between the cash received for the fractional or de minimis interest and the Creditor's adjusted tax basis for such interest.

         Alternatively, if the exchange by a Creditor of a Claim for cash and New Common Stock is be treated as a taxable exchange under section 1001 of the Tax Code, then the federal income tax consequences to the Creditors of such Claims would be as follows:

                   (i) Subject to the discussion below as to accrued but unpaid interest, a Creditor would recognize gain or loss on the exchange in an amount equal to the difference between (A) the sum of the cash and fair market value of the New Common Stock as of the Effective Date and (B) such Creditor's adjusted tax basis in its Claim.

                   (ii) Any such gain or loss should be capital gain or loss, and such capital gain or loss should be long-term capital gain or loss if such Creditor held its Claim for more than one year as of the Effective Date.

                   (iii) A Creditor's tax basis in the New Common Stock would be equal to the fair market value of the New Common Stock as of the Effective Date. The holding period of the New Common Stock would begin on the day immediately following the Effective Date.

Receipt of Interest

         A portion of the consideration received by a Creditor in satisfaction of a Claim may be allocated to the portion of such Claim (if any) that represents accrued but unpaid interest. If any portion of the distribution were required to be allocated to accrued interest, such portion would be taxable to the Creditor as interest income, except to the extent the Creditor has previously reported such interest as income.

         In the event that a Creditor has previously reported the interest income, only the balance of the distribution after the allocation of proceeds to accrued interest would be considered received by the Creditor in respect of the principal amount of the Claim. Such an allocation would reduce the amount of the gain, or increase the amount of loss, realized by the Creditor with respect to the Claim. If such loss were a capital loss, it would not offset any amount of the distribution that was treated as ordinary interest income (except, the case of individuals, to the limited extent that capital losses may be deducted against ordinary income).

         9.3. Federal Income Tax Consequences to Holders of Common Stock

         Holders of Old Common Stock will receive 50,000 shares of the New Common Stock in exchange for their shares. Accordingly, holders of Old Common Stock will not recognize gain or loss on the exchange. A holders' tax basis in the New Common Shares will equal their tax basis in the Old Common Stock exchanged therefor, and the holding period of the New Common Stock will include the holding period of the Old Common Stock.

         9.4. Federal Income Tax Consequences of Owning New Secured Notes

Original Issues Discount

         In general, a holder of a debt instrument issued with original issue discount ("OID") must include that OID in income on a constant yield to maturity basis over the term of the debt instrument. The New Notes will be treated as issued with OID to the extent that their "stated redemption price at maturity" exceeds their "issue price." The stated redemption price at maturity of an instrument includes all payments required to be made over the term of the instrument other than payments of "qualified stated interest," which is generally defined as interest payments that occur at fixed periodic intervals of one year or less. The issue price of the New Secured Notes will equal either the fair market value of the New Secured Notes, if either the New Secured Notes or the Old Senior Notes surrendered in exchange therefor are or are expected to trade on an "established securities market" within the meaning of section 1273(b)(3) of the Tax Code, or their stated principal amounts, provided that the stated interest rate on the New Notes exceeds the "applicable federal rate." Because amounts designated as interest on the New Secured Notes will not constitute "qualified stated interest," the New Secured Notes will be treated as issued with OID. A holder will not be required to include such OID in income to the extent that his tax basis in the New Secured Notes exceeds the sum of all amounts payable under the New Secured Notes other than qualified stated interest. In addition, a holder may partially offset OID (if any) by an amount equal to the excess of its tax basis (if less than or equal to the sum of all the amounts payable on the New Secured Notes other than qualified stated interest) over the adjusted issue price of the New Secured Notes.

Market Discount

         The Tax Code generally requires holders of a "market discount bond," as defined below, to treat as ordinary income any gain realized on the disposition (including by gift) of the bond the extent of the market discount accrued during his period of ownership. The market discount rules generally require a taxpayer to acquire market discount in an amount equal to a ratable portion of the bond's market discount based upon the number of days the taxpayer has owned the bond at the time of disposition, as a percentage of the number of days from the date the taxpayer acquired the bond to its date of maturity. A "market discount bond" is a debt obligation purchased at a market discount, subject to a statutory de minimis exception. For this purpose, market discount generally equals the excess of either (x) the stated redemption price at maturity of the debt instrument or
(y) in the case of a debt instrument issued with OID, the revised issue price of the debt instrument, over the adjusted tax basis of the debt instrument immediately after its acquisition.

         Gain required to be recognized under the plan by a holder who acquired his claim at a market discount but did not elect to include the market discount in income currently will be treated as ordinary income to the extent of the accrued market discount on the claim. If, because the exchange qualifies as a "recapitalization" as described above, the holder does not recognize gain equal to the full amount of the accrued market discount on the claim, the holder may be required to treat as ordinary income the remaining accrued market discount upon the subsequent disposition of the New Common Stock or New Secured Notes issued under the Plan. For this purpose, a "disposition" includes a partial principal payment on the New Secured Notes. With respect to holders of claims who receive both New Common Stock and New Secured Notes under the plan, it is not clear how the accrued market discount on a claim should be allocated between these instruments. It is possible that the accrued market discount is allocated entirely to the New Secured Notes, pro rata between the New Common Stock and New Secured Notes based upon relative fair market values or in some other manner. In addition, it is not clear how much market discount, if any, that the holder should accrue prospectively on the New Secured Notes. It would appear, however, that any market discount to be accrued prospectively from the date of the exchange will be reduced by the amount of any OID with respect to the New Secured Notes.

         The market discount rules also provide that a holder of a New Secured Note that qualifies as a "market discount bond," to the extent such holder does not elect to include market discount in income currently, may be required to defer the deduction of interest expense on indebtedness the holder incurred or maintained to carry the New Secured Note until the holder disposes of the New Secured Note in a taxable transaction.

         Instead of recognizing market discount (if any) upon the disposition of New Secured Notes, a holder should be able to elect to include market discount in income on a current basis. The current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the Service.

Disposition of New Secured Notes

         In general, a holder of New Secured Notes will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the New Secured Notes measured by the difference between (i) the amount realized (except to the extent attributable to accrued interest) and (ii) the holder's tax basis in the New Secured Notes (as increased by any original issue discount and market discount previously included in income by the holder and decreased by any cash payments other than payments of qualified stated interest). Subject to the market discount rules discussed above, any such gain or loss will generally qualify as long-term capital gain or loss, provided that the New Secured Notes have a holding period of more than one year. The portion of the amount realized that is attributable to accrued interest will constitute interest income to a cash basis holder. An accrual basis taxpayer should be entitled to exclude amounts attributable to accrued interest to the extent that it previously included such amount in income.

         9.5. Importance of Obtaining Professional Tax Assistance

         The foregoing is intended to be a summary only and not a substitute for consultation with a tax professional. The federal, state, local and foreign tax consequences of the Plan are complex and, in some respects, uncertain. Such consequences may also vary based upon the individual circumstances of each holder of a Claim or Interest. Accordingly, each holder of a Claim or Interest is strongly urged to consult with its own tax advisor regarding the federal, state, local and foreign tax consequences of the Plan.

         THE FOREGOING IS INTENDED TO BE ONLY A SUMMARY OF CERTAIN OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

                                   ARTICLE X.
                          RECOMMENDATION AND CONCLUSION

         The Debtor believes that the Plan provides the greatest and earliest possible recoveries to the Debtor's creditors and Equity Interest holders. The Debtor believes that acceptance of the Plan is in the best interests of all creditors and Equity Interest holders of the Debtor and therefore recommends that you vote to accept the Plan.

Additional copies of this Disclosure Statement may be obtained by contacting


                  WILLKIE FARR & GALLAGHER
                  One Citicorp Center
                  153 East 53rd Street
                  New York, New York 10022-4669
                  (212) 821-8000
                  Co-Counsel for Debtor-in-Possession
                  Attention:  Joseph Smolinsky, Esq.

                                                                   -or-

                  CRUMMY, DEL DEO, DOLAN,
                  GRIFFINGER & VECCHIONE
                  A Professional Corporation
                  One Riverfront Plaza
                  Newark, New Jersey 07102-5497
                  (201) 596-4500
                  Co-Counsel for Debtor-in-Possession
                  Attention:
                  Sam Della Ferra, Esq.



Dated:  February 6, 1997

                                     CAPITAL GAMING INTERNATIONAL, INC.
                                     Debtor and Debtor In Possession


                                     By:    /s/ William S. Papazian
                                        ----------------------------------
                                            William S. Papazian
                                            Vice-President and General Counsel

WILLKIE FARR & GALLAGHER
One Citicorp Center
153 East 53rd Street
New York, New York 10022-4669
(212) 821-8000
Co-Counsel for Debtor-in-Possession

CRUMMY, DEL DEO, DOLAN,
GRIFFINGER & VECCHIONE
A Professional Corporation
One Riverfront Plaza
Newark, New Jersey 07102-5497
201) 596-4500
Co-Counsel for Debtor-in-Possession

                      Appendix "1" To Disclosure Statement
                      ------------------------------------

                             PLAN OF REORGANIZATION
                             ----------------------

                       CAPITAL GAMING INTERNATIONAL, INC.

                      Appendix "2" To Disclosure Statement

                   Unaudited Consolidated Financial Statements
                       of Debtor as of September 30, 1996

                       CAPITAL GAMING INTERNATIONAL, INC.

                      Appendix "3" To Disclosure Statement

                    Audited Consolidated Financial Statements
                          of Debtor as of June 30, 1996

                       CAPITAL GAMING INTERNATIONAL, INC.

                      Appendix "4" To Disclosure Statement

              Certain Pro Forma and Projected Financial Information

                       CAPITAL GAMING INTERNATIONAL, INC.

                      Appendix "5" To Disclosure Statement

               Liquidation Analysis and Contrasting Distributions
                      Under Plan vs. Chapter 7 Liquidation

Capital Gaming International, Inc.
Liquidation Analysis
As of 6/30/96
                                                Value in Chapter 7
                                                    Liquidation

Cash in banks                                    $         4,000

Restricted Cash
   First Trust (Bond Trustee)                            413,000      (1)
   First Trust (Bond Trustee)                            524,000      (1)
   First American Title
   (CC/RC Trustee)                                       500,000      (1)

Accounts Receivable
  Management services agreement accrual
 (CGMI)                                                        0      (2)   (4)

Prepaid Expenses                                               0

Equipment & Furniture                                          0

Note Receivable
   CDGC                                                        0      (3)
   CGMI                                                        0      (2)   (4)

Fair Market Value of Subsidies
   CDGC                                                        0
   CGMI       (Residual value of cash flows after
              deducting receivables and notes
              above)                                           0

Chapter 7 trustee fees                                   (43,230)     (5)

Present Value of Going Concern Costs                           0
                                                  ------------------
Total Asset Value                                      1,397,770
                                                  ==================


(1)    Subject to Noteholders' secured claim
(2) Upon liquidation, CGMI may have various claims against CGI that would serve as an offset against current balances due.
(3)    Investment likely would be worthless in liquidation scenario.
(4)    Upon liquidation, CGMI would have no available cash.
(5)    Trustee fees are estimated at 3% of gross assets.

                                                                          APPENDIX "5"
                                                                    CONTRASTING DISTRIBUTIONS
                                                                PLAN VERSUS CHAPTER 7 LIQUIDATION

Class                         Description         Projected Allowed Claims             Under Plan              Under Liquidation
                                                                              Estimated       Estimated     Estimated     Estimated
                                                                              Recovery ($)    Recovery (%)  Recovery ($) Recovery(%)

Chapter 11 Administrative                              $500,000                $500,000             100%             $0        0%
Expenses

Professional Fees                                      $500,000                $500,000             100%             $0        0%

Noteholders Adequate                                   $200,000                $      0               0%         $1,397,000   70%
Protection

Chapter 7 Administrative                           $     43,000              Not Applicable   Not Applicable        $43,000    0%
Expenses
                              Nontax priority      $      8,000                    $ 8,000          100%         $    0        0%
                              Claims
Class 1                                                                                                          $    0        0%

Class 2                       Noteholder secured   $ 23,500,000                $22,500,000           96%         $    0        0%
                              claim

Class 3                       Secured claims       $          0                $         0          100%         $    0      100%

Class 4                       General unsecured    $108,500,000                $ 1,249,500          1-2%              0        0%
                              claims

Class 5                       Old Common Stock     $  9,329,574                $   119,000           .6%         $    0        0%

Class 6                       Old Options          Not Applicable              $         0            0%         $    0        0%


                                  APPENDIX "6"
             PAYMENTS MADE BY CAPITAL GAMING INTERNATIONAL, INC. TO
                  CREDITORS DURING STATUTORY PREFERENCE PERIOD5

             NAME OF CREDITOR                                    AMOUNT PAID

A Business Conference Call, Inc.                            $       5,934.80
ADP                                                                 7,954.05
ADP Proxy Services                                                    865.95
American Express                                                    6,141.94
American Gaming Summit                                              1,130.00
American Stock Transfer & Trust                                     1,500.00
Bell Atlantic-NJ                                                    5,694.53
Bell Atlantic-PA                                                      609.79
Bernstein, Cohen, Simpson                                            ,973.81
Blue Cross & Blue Shield                                           18,058.32
Brad Buchanan                                                      55,001.67
Burglass & Associates                                               8,777.50
Capital Development Gaming Corp.                                   48,000.00
Conrad, O'Brien, Gellman & Rohn                                     8,118.24
Coopers & Lybrand, L.L.P.                                          12,000.00
Daphne Leamont                                                      5,250.00
Dennis J. Roberts II, Esq.                                          8,410.35
Farrell, Fritz, Caemmerer, Clearly, Barnos                         14,961.72
Federal Express                                                     4,827.19
First Corporate Sedans                                              1,388.60
Gallagher, Briody & Butler                                        163,250.00
George Kennedy                                                      2,939.00
Ikon Capital                                                          909.29
Internal Revenue Service                                            1,055.75
Kaps, Inc.                                                            985.98
Keith D. Jones                                                      2,150.00
Levin, Rosen, Pollack & Dougherty                                   2,333.70
Lewan & Associates                                                    726.94
Lloyd G. Wilcox                                                     6,554.90
Matthews, Woodbridge & Collins, P.A.                                6,123.50
Merrill Lynch                                                       9,340.41
Michael R. Barozzi                                                 22,500.00
Mobilcomm                                                           1,293.99
Montgomery, Barnett, Brown, Read, et al.                           13,000.00
Mossman's Business Machines                                         3,219.98
Pacquisition Corp. t/a Packard Press                               14,416.63
PCS Computers                                                       2,334.48
PECO Energy                                                           976.56
Peter Liguori                                                      12,394.99
Philadelphia Gas Works                                                843.00
Runyon & Associates                                                 4,200.00
Sprint                                                              4,107.59
Staples                                                             1,131.31
Technical Services                                                  4,399.80
Thomas A. Hanley, Esq.                                             15,000.00
Transamerica Assurance Co.                                          3,367.20

United States Realty & Investment Co.                              21,166.75
West Publishing Corp.                                               5,724.62
Westlaw                                                               812.00
































                                      -2-